     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2000
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 PAYTRU$T, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             DELAWARE                             7389                            22-3631685
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                          29 EMMONS DRIVE, BUILDING B
                              PRINCETON, NJ 08540
                                 (609) 720-1818
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 FLINT A. LANE
                      CHAIRMAN OF THE BOARD AND PRESIDENT
                          29 EMMONS DRIVE, BUILDING B
                              PRINCETON, NJ 08540
                                 (609) 720-1818
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 ALAN SINGER, ESQ.                                 JAMES E. ODELL, ESQ.
               STEVEN M. COHEN, ESQ.                               O'MELVENY & MYERS LLP
            MORGAN, LEWIS & BOCKIUS LLP                              CITIGROUP CENTER
                502 CARNEGIE CENTER                          153 EAST 53RD STREET, 53RD FLOOR
                PRINCETON, NJ 08540                                 NEW YORK, NY 10022
                  (609) 919-6600                                      (212) 326-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE AND DISTRIBUTION TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------------------------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------------------------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
               TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                    AMOUNT OF
             SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per share............           $57,500,000                       $15,180
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MARCH 3, 2000

PROSPECTUS

                                     Shares

                                [PAYTRUST LOGO]

                                  Common Stock
--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. We are offering shares.
No public market currently exists for our shares.

We have applied for quotation on the Nasdaq National Market under the symbol
"PAYT." Anticipated Price Range $          to $     per share.

    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 9.

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public Offering Price.......................................  $            $
Underwriting Discount.......................................  $            $
Proceeds to Paytrust........................................  $            $

We have granted the underwriters a 30-day option to purchase up to additional shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the shares on or about             , 2000.
--------------------------------------------------------------------------------

                      Joint Lead Managers and Bookrunners

LEHMAN BROTHERS                                       THOMAS WEISEL PARTNERS LLC

                            ------------------------

                       WIT SOUNDVIEW

                                                        FIDELITY CAPITAL MARKETS
                                               a division of National Financial
                                                   Services Corporation

               , 2000

INSIDE FRONT COVER

Four screenshots from the paytrust.com web site that highlight the four principal features of our service: receive, review, pay and organize bills. Each screenshot contains a menu column on the left side. The heading of the column is "Paytrust Bill Center." The items on the menu listed vertically in the column are "My Bills," "My Billers," "My Bank," "Reports," "Profile," "Contact Us," "Tell-A-Friend" and "Sign-Out".

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................     4
Risk Factors...........................     9
Forward-Looking Statements.............    19
Use of Proceeds........................    20
Dividend Policy........................    20
Capitalization.........................    21
Dilution...............................    23
Selected Consolidated Financial Data...    24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    26
Business...............................    30
Management.............................    42
Related Party Transactions.............    49
Principal Stockholders.................    52
Description of Capital Stock...........    54
Shares Eligible for Future Sale........    57
Underwriting...........................    58
Legal Matters..........................    61
Experts................................    61
Additional Information.................    61
Index to Consolidated Financial
  Statements...........................   F-1

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     Until                , 2000, all dealers selling shares of the common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our common stock discussed under "Risk Factors," before investing in our common stock.

                                 PAYTRU$T, INC.

     We provide a convenient and secure Internet service that enables our members to receive, review, pay and organize all of their bills through paytrust.com. Unlike the limited online payment services typically offered by banks, we offer a comprehensive bill management solution. Using our proprietary technology, we can deliver 100% of a member's bills online. We can also issue payments directly from any check writing account designated by a member, provide information that enables a member to balance her checkbook and provide data that a member can download into her personal financial management software. We believe our service represents a meaningful development in the use of the Internet for consumer convenience and that our service substantially reduces the time, effort and frustration involved in paper-based bill management.

     We offer our service directly on our web site, and will be offering our service on a co-branded basis through the web sites of our business development partners. We have recently launched a co-branded service with one of these partners and anticipate that, during 2000, we will launch our service through the web sites of our other current partners. Our partners include large consumer billers, financial institutions, and online financial sites and portals. We have recently entered into business development partnerships with American Express Travel Related Service Company, Inc., GE Financial Assurance Holdings, Inc. and NextCard, Inc., and are also seeking to enter into additional business development partnerships. We believe that business development partnerships with consumer-based companies are important to our success because they provide us access to large numbers of potential members at an acquisition cost per member that is substantially less than is available through direct marketing. We believe that our partners can benefit from the ability to introduce our co-branded service to their customers without the expenditure of the time and resources necessary to develop an in-house service.

     Paper-based bill delivery and payment can be a cumbersome, time-consuming process. Traditional online bill delivery and payment services are inconvenient and incomplete. We believe that the limitations of existing paper-based methods and traditional online bill delivery services, combined with the large and recurring nature of bill payment demand, offer a substantial opportunity for our consumer-focused service. In addition, while a significant number of Internet users are conducting financial transactions online, the number of users engaged in online bill delivery and payment is still quite small. As a result, we believe there is a significant potential market for our service.

     Our service enables members to:

     - receive, review, pay and organize 100% of their bills online through a single web site;

     - receive e-mail notifications when bills have arrived, are about to become overdue, or are not received as expected;

     - view or print an image of their actual bills;

     - pay their bills from any existing check writing account;

     - instruct us to pay automatically recurring monthly bills, such as utility bills, without requiring approval each time, or requiring approval only if the bills exceed a preset dollar limit;

     - balance their checkbooks through the use of our SmartBalance feature, which automatically combines members' statement activity of their bank or other financial institution accounts with members' activity on our web site; and

     - download their billing data into personal financial management software.

                             CORPORATE INFORMATION

     We are the successor to LM Holdings, Inc., which was incorporated in September 1998 in New Jersey. In January 1999, we completed a merger of LM Holdings with Secure Commerce Services, Inc., a newly-formed Delaware corporation, in which Secure Commerce Services was the surviving corporation. In February 2000, we changed our name to Paytru$t, Inc.

     Our executive offices are located at 29 Emmons Drive, Building B, Princeton, New Jersey 08540. Our telephone number is (609) 720-1818 and our Internet address is www.paytrust.com. THE INFORMATION ON OUR WEB SITE IS NOT A PART OF THIS PROSPECTUS.

     Paytrust, Paytrust.com, SmartBalance, "Pay Your Bills in Nanoseconds" and our floating check design are our trademarks. This prospectus also includes other trademarks, trade names and service marks of Paytrust and of other parties, which are the property of their respective owners.

                                  THE OFFERING

Common stock offered by us...........................  shares

Common stock to be outstanding after the offering....  shares

Use of proceeds......................................  For working capital and general corporate purposes, including sales and marketing activities, expansion
                                                       of our operations and further technological
                                                       development. See "Use of Proceeds."

Proposed Nasdaq National Market symbol...............  PAYT

     In addition to the                shares of common stock to be outstanding
after the offering, as of March 3, 2000 we may issue additional shares of common stock under the following plans and arrangements:

     - 7,127,523 shares issuable under our employee benefit plans, consisting of:

          - 2,059,657 shares underlying outstanding options under our equity compensation plan at a weighted average exercise price of $1.76 per share, of which options to purchase 57,800 shares were exercisable;

          - 4,567,866 shares available for future grant under our equity compensation plan; and

          - 500,000 shares available for issuance under our employee stock purchase plan;

     - 1,500,000 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $1.74 per share;

     - 2,500,000 shares of Series D preferred stock issuable to Citicorp Electronic Commerce, Inc. at a purchase price of $4.00 per share, subject to approval by the Office of the Comptroller of the Currency or other applicable regulatory authority; if issued, these shares will convert into 2,500,000 shares of common stock upon the closing of this offering; and

     - 100,000 shares issuable upon the exercise of warrants that we may issue in connection with a patent license at an exercise price of $5.00 per share.

     Unless otherwise specifically stated, all information contained in this prospectus:

     - reflects the automatic conversion of all of our outstanding preferred stock into common stock upon the closing of this offering;

     - assumes no exercise of the underwriters' over-allotment option; and

     - reflects the filing of an amendment to our certificate of incorporation upon the closing of this offering to authorize 5,000,000 shares of preferred stock that may be issued from time to time with such designations, rights and preferences as may be determined by our board of directors.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables summarize the consolidated financial information for our business. You should read the following summary consolidated financial data together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                 INCEPTION
                                                          (SEPTEMBER 16, 1998) TO       YEAR ENDED
                                                             DECEMBER 31, 1998       DECEMBER 31, 1999
                                                          -----------------------    -----------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues................................................         $      --              $    10,269
Total cost and expenses.................................           124,126                9,633,167
                                                                 ---------              -----------
  Operating loss........................................          (124,126)              (9,622,898)
Net loss................................................         $(122,951)             $(9,479,669)
                                                                 =========              ===========
Basic and diluted net loss per share....................         $   (0.01)             $     (1.02)
                                                                 =========              ===========
Unaudited pro forma basic and diluted net loss per
  share.................................................         $   (0.01)             $     (0.59)
                                                                 =========              ===========
Weighted average shares outstanding used in basic and
  diluted per share calculation.........................         9,000,000                9,290,626
                                                                 =========              ===========
Weighted average shares outstanding used in unaudited
  pro forma basic and diluted per share calculation.....         9,000,000               16,180,278
                                                                 =========              ===========

                                                                  DECEMBER 31, 1999
                                                      -----------------------------------------
                                                                                     PRO FORMA
                                                        ACTUAL        PRO FORMA     AS ADJUSTED
                                                      -----------    -----------    -----------
                                                                     (UNAUDITED)    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................  $29,235,014    $29,235,014    $
Working capital.....................................   26,672,434     26,672,434
Total assets........................................   30,232,811     30,232,811
Total redeemable convertible preferred stock........   36,668,233             --
Total stockholders' equity (deficit)................   (9,080,936)    27,587,297
OPERATING DATA (UNAUDITED):
Number of members at December 31, 1999..............        9,157
Number of bills received through December 31,
  1999..............................................       73,543
Number of payments made through December 31, 1999...      130,876

                            ------------------------

     When reading this summary consolidated financial data, you should be aware that:

     - potentially dilutive shares of common stock have been excluded from the shares used to compute historical and unaudited pro forma net loss per share in each period because their inclusion would be antidilutive;

     - the unaudited pro forma basic and diluted net loss per share during the periods presented is computed by dividing the net loss by the sum of the weighted average shares outstanding plus the weighted average number of shares that will be outstanding upon the automatic conversion of all shares of outstanding preferred stock, excluding the Series D preferred stock, into common stock;

     - the assumed conversion of the preferred stock has an antidilutive effect on the unaudited pro forma basic and diluted net loss per share;

     - the unaudited pro forma consolidated balance sheet data reflect the automatic conversion of all outstanding preferred stock, excluding the Series D preferred stock, into common stock upon the closing of this offering;

     - the unaudited pro forma as adjusted consolidated balance sheet data
       reflect the issuance of                shares of common stock in this
       offering at an assumed initial public offering price of $     per share
       and after deduction of the underwriting discount and the estimated expenses of this offering;

     - the sale of the Series D preferred stock will result in a charge to net loss applicable to common stockholders of approximately $5,000,000 based upon the difference between the purchase price of the Series D preferred stock and the fair market value of the Series D preferred stock at the date of the commitment;

     - the issuance of warrants to purchase 500,000 shares of our common stock at a weighted average exercise price of $3.22 per share to two business development partners will result in a charge of approximately $2,300,000 over the period to be benefited; and

     - the number of members includes all persons who have enrolled in our service, most of whom were in the period of free service.

                                  RISK FACTORS

     Set forth below is a discussion of what we believe to be the principal risks and uncertainties affecting our business or an investment in our common stock. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the adverse events described in the risks actually occur, our business, financial condition and results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the notes to those statements.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A VERY LIMITED OPERATING HISTORY AND SIGNIFICANT HISTORICAL LOSSES; WE MAY NEVER BE PROFITABLE.

     We have a very limited operating history upon which you may evaluate us. We first offered our service to the general public in July 1999. To date, we have only generated a limited amount of revenues. As of December 31, 1999, we had an accumulated deficit of $9.5 million. We expect to continue to incur losses for the foreseeable future in light of our planned marketing and other operating expenditures.

     We encounter risks and difficulties frequently encountered by companies in an early stage of development in new and rapidly evolving markets. In order to overcome these risks and difficulties, we must, among other things:

     - increase and retain the number of individuals that subscribe to our service;

     - reduce the time and cost involved in acquiring new members;

     - encourage billers to convert from paper-based billing to electronic billing;

     - minimize fraud and other security concerns;

     - prevent and respond quickly to service interruptions;

     - upgrade our processing system so that we can handle efficiently and effectively any rapid increase in our membership;

     - continue to develop our technology; and

     - continue to attract, hire, motivate and retain qualified personnel.

     If we fail to achieve these objectives, we may never become profitable.

     Our planned operating costs are based to a considerable extent on the anticipated growth of our future revenues. However, we may not be able to forecast growth accurately due to our limited operating history. If we do not grow as anticipated and our expenditures are not reduced accordingly, our operating results could decline significantly, and we may never be profitable.

OUR BUSINESS WILL SUFFER IF CONSUMERS DO NOT ACCEPT THE INTERNET AS A MEANS OF RECEIVING AND PAYING BILLS.

     Rapid growth in the use of the Internet and electronic commerce generally is a recent phenomenon. Our success depends on the increased acceptance and use of the Internet as a medium for delivery and payment of bills. However, the use of the Internet in this manner remains largely untested in the marketplace. As a result, we can give no assurance that acceptance and use of the Internet as a medium for delivery and payment of bills will continue to develop at recent rates or that there will be commercial acceptance of our service.

     The Internet may not prove to be a viable medium for online delivery and payment of bills for the following reasons, any of which could seriously harm our business:

     - consumers may not use the Internet for bill management due to concerns regarding security and confidentiality of information provided online;

     - a sufficient number of billers may not provide bills to us electronically;

     - alternative solutions for online bill delivery and payment may be implemented;

     - consumers may be unwilling to change their traditional bill paying habits;

     - use of the Internet and other online services may not continue to increase or may increase more slowly than expected;

     - the development or adoption of new standards and protocols for online bill delivery and payment may be delayed; and

     - new and burdensome government regulations may be imposed.

OUR BUSINESS MAY BE LIMITED BY AN OUTSTANDING PATENT, AND WE COULD BE SUBJECT TO COSTLY PATENT INFRINGEMENT CLAIMS.

     We are aware of U.S. Patent No. 5,956,700 relating to electronic bill presentment and payment services owned by Midwest Payment Systems, a division of Fifth Third Bank, a bank holding company. The Midwest patent covers, among other things, an automated bill payment system that does not require any interaction by a bill payor and a system for bill receipt and payment whereby a bill payor's bank account is debited through various methods, such as the automated clearinghouse system. Specifically, the Midwest patented system allows bill payors to receive and review their bills and to pay their bills electronically or to pay their bills automatically. Although the Midwest patent principally involves electronic bill receipt and payment services, its scope could be broader and may extend to non-electronic bill payment services such as ours.

     We are currently developing our capability to receive electronic bills. Our future profitability will depend, in significant part, on our ability to increase the percentage of bills we receive electronically and our ability to make payments electronically on behalf of our members. If we conduct electronic bill presentment and payment services without obtaining a license from Midwest, we could infringe the Midwest patent. Accordingly, we face the risk that Midwest could initiate a patent infringement lawsuit against us claiming that our business practices infringe their patent.

     In February 2000, we received a letter from Midwest inquiring as to the possibility of licensing all or the relevant portions of their patent, as well as other technology set forth in their pending patent applications. We have commenced licensing discussions with them, and have entered into a non-binding letter agreement under which we will license their patent in exchange for warrants to purchase 100,000 shares of our common stock at an exercise price of $5.00 per share and an annual license fee of $25,000. However, any license would be subject to negotiation of definitive terms. Therefore, we can give no assurance that we will be able to obtain a license from Midwest. Our failure to obtain the necessary license or other rights from Midwest would materially adversely affect our ability to conduct our business and could result in litigation.

     The outcome of any patent infringement lawsuit commenced by Midwest against us is uncertain, and we can give no assurance that Midwest will not prevail in any such lawsuit. Any patent infringement lawsuit commenced against us would likely result in a diversion of management resources and cause us to incur significant expenses in defending against the claim, which could significantly harm our business. To the extent that Midwest successfully asserts that we are infringing its patent, we may be limited in how we implement our service and conduct our business. Alternatively, we could be subject to significant damages, which could materially and adversely affect our business, financial condition and results of operations. In addition, we are obligated under certain agreements to indemnify other parties for claims that we infringe the proprietary rights of others, and if we are required to indemnify such parties, our business would be harmed.

     Moreover, we have agreed with one of our business development partners not to remit payments to third party billers electronically or to make recurring payments under a member's blanket authorization until the Midwest patent issue has been resolved to the satisfaction of our business development partner.

IF WE DO NOT MANAGE EXPANSION OF OUR MEMBERSHIP OR GROWTH OF OUR BUSINESS, OUR LONG-TERM PROSPECTS WOULD BE ADVERSELY AFFECTED.

     Our reputation and our ability to attract, retain and serve our members depend upon the reliable performance of our web site, network infrastructure and other systems. We have only recently developed our infrastructure and systems, and their expansion will be required to address the anticipated growth in our membership base and market opportunities. If we are unable at any time to appropriately address customer service issues or provide a satisfactory experience for current or potential members, our business and reputation may be damaged. Moreover, if demand for our services grows significantly faster than we have anticipated, our web site, network infrastructure and other systems would be strained. We have designed and developed our systems and planned expenditures to accommodate what we believe is reasonably foreseeable growth. However, we cannot predict whether our plans for expansion of such systems will be sufficient to address our members' needs if growth in our member base is more rapid than anticipated. Moreover, our technology may not be capable of handling such growth. Under those circumstances, our operations may be disrupted if we are unable to deploy the necessary improvements in our web site, network infrastructure, technology and systems or if the improvements put in place are inadequate to meet the needs of our members.

     We have experienced rapid growth in our operations generally. From July 1, 1999 through February 19, 2000, we grew from approximately 15 employees to 88 full time employees and 78 temporary personnel, and from July 1, 1999 through February 25, 2000, our memberships increased from approximately 140 to 15,131. We are planning for continued growth of our operations. This growth could strain our infrastructure, management, internal controls and financial systems, as well as our ability to integrate and properly train new employees. To manage our growth, we must continue to enhance our operating and financial systems, infrastructure and controls, as well as our sales and marketing organization. We must also expand, train and manage our employee base.

     Our business, financial condition and results of operations would be materially adversely affected if we are unable to effectively manage expansion of our membership or growth of our operations generally.

THE MARKET FOR ONLINE BILL DELIVERY AND PAYMENT SERVICES IS INTENSELY COMPETITIVE; IF WE CANNOT COMPETE SUCCESSFULLY, OUR LONG-TERM VIABILITY WILL BE THREATENED.

     Our market is intensely competitive. We are only one of several companies servicing this market. Commercial banks, other financial institutions, and online consumer financial service providers, many of which currently offer electronic bill payment services, have financial resources greater than ours and could enter our market. In addition, PayMyBills.com and Cyberbills/ StatusFactory, as well as electronic billing networks such as CheckFree and TransPoint (which have recently announced plans for CheckFree to acquire TransPoint), provide online bill delivery and payment services. Potential and existing members and potential business development partners may choose our competitors' services over ours. If we do not compete effectively, our financial performance will suffer and our long-term viability will be threatened. For a more detailed discussion of our competitive environment, see "Business -- Competition."

IF WE ARE UNABLE TO ESTABLISH AND MAINTAIN OUR BUSINESS DEVELOPMENT PARTNERSHIPS, OUR SERVICE MAY NOT ACHIEVE COMMERCIAL ACCEPTANCE.

     Our business development partnerships are designed to enable us to promote our brand through our partners' web sites and their marketing materials and to attract potential members. To enter into effective business development relationships, it is necessary for us to convince potential partners that they can realize meaningful benefits from the provision of our service to their customers. We can give no assurance that we can successfully establish and maintain our business development partnerships.

     Our current business development relationships have been formed only recently and have not resulted in any revenues as we have only launched our service on one partner's web site to date. As a result, our business development partners may not view their relationships with us as significant or vital to their businesses and, consequently, may not perform according to our expectations. We have little ability to influence the efforts of our business development partners in promoting our service. Therefore, even if we are able to establish business development relationships, these relationships may not be successful and our service may not achieve commercial acceptance.

IF WE ARE UNABLE TO INCREASE THE PERCENTAGE OF BILLS WE RECEIVE ELECTRONICALLY, OUR ABILITY TO ATTAIN PROFITABILITY IN THE FUTURE WOULD BE SIGNIFICANTLY IMPAIRED.

     Almost all of the transactions we currently handle on behalf of our customers are paper-based. We are currently developing the capability to receive bills electronically, either through electronic bills provided directly by billers or electronic bill consolidators or through the billers' web sites. Our future profitability depends, in significant part, on increased adoption by billers of electronic billing. Compared with conventional paper-based transactions, electronic transactions:

     - cost considerably less to complete;

     - give rise to fewer errors, which can be costly to resolve; and

     - generate fewer member inquiries and, therefore, consume fewer customer service resources.

     Our failure to substantially increase our use of electronic billing and to develop the necessary software to receive electronic bills could materially impair our ability to become profitable.

IF WE CANNOT OBTAIN ADDITIONAL FINANCING WHEN NEEDED, WE MAY NOT BE ABLE TO FUND THE GROWTH OF OUR BUSINESS.

     Since our inception, our operations have used substantially more cash than they have generated. Because we expect to experience significant negative cash flows for the foreseeable future, we will continue to need substantial amounts of working capital to fund the growth of our business. While we anticipate that the net proceeds of this offering and available cash will support our operations for at least the next 12 months, we expect that we will require additional funds in the future. However, we may not be able to find additional financing on favorable terms or at all. If we raise additional funds through the issuance of equity securities, these securities may have rights, preferences or privileges senior to those of our common stock, and our stockholders may experience dilution to their equity ownership. If we raise additional funds through the issuance of debt securities, we may have to agree to limitations on our operations, including restrictions on our spending and payment of dividends. If additional financing is not available on acceptable terms when required, we may be unable to fund the development and expansion of our business, promote our service successfully, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS COULD BE SUBJECT TO FINANCIAL INSTITUTION REGULATION, WHICH COULD MAKE OUR BUSINESS MORE EXPENSIVE TO OPERATE.

     We believe that we are not a bank or other form of depository institution that is required to be chartered or licensed and then subject to ongoing regulation by federal and/or state agencies that regulate depository institutions such as banks, thrifts and credit unions. Most states presently regulate the "money services business," which has traditionally included "money transmitters," "check cashers," "wire transferors" and "check sellers." Recently, a few states have added "bill payers" as an additional category of business requiring an application and/or licensing. The regulation of money services businesses typically entails the posting of a bond and the maintenance of minimum net worth requirements. While our present activities do not require that we do so, we have determined to apply for a "money transmitter" license under New Jersey law. We will be required to post a surety bond in the minimum amount of $100,000 and maintain a minimum net worth of at least $100,000 in order to receive this license. It is possible that we will become subject to licensing or registration requirements in additional states, or regulation at the federal level. Regulation or supervision could subject us to additional administrative burdens, restrictions on the manner in which we do business, the prohibition or limitation of certain kinds of business, minimum capital requirements, the posting of bonds, and the payment of special assessments or fees. Our failure or inability to obtain a required license or qualification could impede our ability to provide our service in affected jurisdictions. If we become subject to financial institution regulations, our business could become more expensive to operate.

RISKS INHERENT IN FINANCIAL TRANSACTIONS PROCESSING COULD HURT OUR BUSINESS AND EXPOSE US TO LIABILITIES.

     In connection with our business, we will need to be able to initiate transactions on, and otherwise access, the Fedwire and other automated clearinghouse systems which constitute the payments system through which banks and other depository institutions customarily receive and transmit electronic payments. We are only able to initiate electronic payment transactions or otherwise access the payments system through banks or other similar depository institutions. If banks and similar institutions were to decline to afford us the right to access the payment system through them, or the regulation or internal rules of payment systems materially restricted access by non-banks, our business would be materially and adversely affected. We have accessed the payments system through a bank that recently informed us that it is terminating its relationship with us because of an unspecified concern about the privacy and security of consumer data. While we believe that, with respect to our service, the bank's concern is unfounded, other banks may take the same position. We have secured another bank for automated clearinghouse processing.

     Certain risks are inherent in payments processing, including the risk that transactions will be returned due to:

     - unauthorized use;

     - payment disputes;

     - erroneous transmissions;

     - theft; and

     - fraud.

The extent of our liability for these risks will depend on the particular circumstances of the transactions. Regardless of the merits of the claim, we may have the obligation to indemnify persons acting as agents for us in transmitting transactions through the payment system pending the ultimate resolution of claims.

     Our ability to avoid these risks contractually or otherwise is limited by competitive pressures, as well as various laws and regulations that are intended to protect consumers. It is also possible that the protections afforded to consumers by law or regulation may be expanded, imposing on us increased administrative burdens and liability for payments processing risks. The Electronic Fund Transfer Act provides a basic framework establishing the rights, liabilities, and responsibilities of participants in electronic fund transfer systems relating to consumer accounts. Neither the Electronic Fund Transfer Act nor Regulation E, which interprets that law, specifically address bill payment services such as ours. At such time as we initiate electronic bill payment, we may become subject to the Electronic Fund Transfer Act and Regulation E provisions governing electronic fund transfer service providers that do not hold customer accounts. These provisions provide for various disclosures and the maintenance of error resolution procedures. In some instances, we may also be subject to provisions relating to pre-authorized electronic transfers, including obtaining customer pre-authorization and providing certain notices.

     Given the expansion of the Internet commerce market, it is possible that the Federal Reserve Board might revise Regulation E or adopt additional rules governing electronic funds transfer. Because of growth in commerce on the Internet and growing concern regarding the possibility of unauthorized transactions,

Congress has held hearings on whether to regulate providers of services and transactions in the Internet commerce market. It is possible that Congress or individual states could enact laws regulating this market. If enacted, these laws could be imposed on our industry. Any new laws or regulations relating to the Internet could have a material and adverse effect on our business, financial condition and results of operations.

     We are also exposed to risk from fraud and erroneous transmissions. We attempt to manage this risk through risk management measures, which include requiring members to provide us with a voided check. There can be no assurance, however, that these measures will prevent substantial losses resulting from fraud or erroneous transmissions. These losses could result in our liability to financial institutions, merchants or members, which could have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT ADEQUATELY MAINTAIN OUR MEMBERS' CONFIDENTIAL INFORMATION, OUR REPUTATION COULD BE HARMED AND WE COULD INCUR LIABILITY.

     Ensuring the secure transmission over the Internet of the non-public personal information of our members is essential if we are to retain the confidence of our customers. Any breach of security resulting in unauthorized disclosure or use of a member's non-public personal information could result in liability for us and a reduction in use or cancellation of our service by our members, any of which could have a material adverse effect on our business, financial condition and results of operations. We receive and store in our files highly confidential non-public information from members. Our exposure to the risk of disclosure or other mishandling of the non-public information of our members may grow as the amount of information we possess increases. Moreover, advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data.

     We currently have procedures in place designed to ensure the confidentiality of our members' non-public information. However, our security procedures to protect against the risk of inadvertent disclosure or intentional breaches of security might fail to adequately protect our members' non-public information. A person who is able to circumvent our security systems could steal or otherwise compromise a member's non-public information, or cause interruptions in our operations. Security breaches could damage our reputation and expose us to a risk of loss or litigation. Our insurance coverages may not extend to or be adequate to reimburse us for losses caused by such security breaches.

     Security and the protection of confidential information is also a matter of growing public policy concern. We must comply with federal privacy law provisions set forth in the recently enacted Gramm-Leach-Bliley Act. These provisions require disclosure of our privacy policy when we establish a customer relationship, which is consistent with our present practice, and may significantly limit the ability to make secondary use of consumer confidential information. Many states and Congress are considering adopting additional privacy protection and data sharing restrictions to which we may become subject.

OUR BUSINESS WILL SUFFER IF INSTITUTIONS REFUSE TO HONOR THE CHECKS WE DRAW ON THEIR ACCOUNTS.

     From time to time, a broker dealer has refused to honor checks that we have drawn on members' money market accounts at that broker dealer. If other institutions were to adopt a similar position, our business will suffer.

OUR BUSINESS WILL SUFFER IF BILLERS REFUSE TO RE-DIRECT BILLS FROM THEIR CUSTOMERS TO US.

     From time to time, certain billers, including at least one major credit card company, have notified their customers that they will not send any bills directly to bill payment service providers, including us. While, in most instances, a biller has ultimately forwarded the bills to us upon direct request by a member, one biller has refused to do so. If billers generally were to refuse to direct bills to us, despite their customers' instructions, our business, financial condition and results of operations would be materially adversely affected.

IF WE DO NOT RESPOND TO TECHNOLOGICAL CHANGE OR CORRECT TECHNOLOGICAL DEFECTS, OUR BUSINESS WILL SUFFER.

     Our market is characterized by rapidly changing technologies and frequent product and service introductions. If we fail to introduce new technology or to improve our existing technology on a timely basis in response to industry developments, customer demand or competitive pressures, we could lose existing and potential members to competitors.

     Our technology is complex, and accordingly may contain undetected errors or defects that we may not be able to fix on a timely basis, if ever. Defects in our software may result in:

     - reduced market acceptance of our service;

     - increased development costs;

     - diversion of technological and other resources from our development efforts;

     - harm to our reputation; and

     - liability.

     To the extent any of these events occur, our business will suffer.

OUR PROPRIETARY RIGHTS MAY NOT BE FULLY PROTECTED, AND WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BY OTHERS.

     Our failure to adequately protect our intellectual property rights could harm our business by making it easier for our competitors to duplicate our services. Paytrust, Paytrust.com, SmartBalance, "Pay Your Bills in Nanoseconds" and our floating check design are our trademarks, and we have applied to register these marks in the United States. We have also applied for European trademark registration on Paytrust. We have applied for a patent on aspects of our technology and processes, but we can give no assurance that the patent will be issued. We also require each of our employees to enter a confidentiality agreement, an invention assignment agreement and, in some cases, non-competition agreements. Nevertheless, our efforts to establish and protect our proprietary rights may be inadequate to prevent imitation of our service by others or may be subject to challenge by others. Furthermore, our ability to protect our proprietary rights is uncertain since legal standards relating to the validity, enforceability and scope of intellectual property rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of foreign countries in which our service may in the future be sold may offer less protection for proprietary rights than the laws of the United States.

     In addition to the risk of failing to adequately protect our proprietary rights, there is a risk that we may become subject to a claim that we infringe upon the proprietary rights of others. Although we do not believe that we are infringing upon the rights of others, third parties may claim that we are doing so. In this regard see "Risk Factors -- Our business may be limited by an outstanding patent, and we could be subject to costly patent infringement claims." The possibility of inadvertently infringing upon the proprietary rights of another is increased for businesses such as ours because there is significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. A claim of intellectual property infringement may cause us to incur significant expenses in defending against the claim, which could adversely affect our business, financial condition and results of operations. If we are not successful in defending against an infringement claim, we could be liable for substantial damages or may be prevented from offering some aspects of our service. We may also be required to make royalty payments, which could be substantial, to a party claiming that we have infringed their rights. These events could have a material adverse effect on our business, financial condition and results of operations.

FAILURES OF OUR HARDWARE SYSTEMS OR SOFTWARE COULD UNDERMINE OUR MEMBERS' CONFIDENCE IN OUR RELIABILITY AND COULD CAUSE US TO INCUR LIABILITY.

     To successfully operate our business, we must be able to protect our payment processing and other systems from interruption by events that are beyond our control. Our operations are subject to interruption resulting from power failures, telecommunications outages, network service outages and disruptions, "denial of service" attacks, computer viruses, fires, natural disasters, vandalism and other misconduct. A significant disruption in our online service could seriously undermine our members' confidence in our business, particularly because of the nature of our service. From time to time, we have experienced, and may experience in the future, service interruptions during online transactions. Past service interruptions have lasted for as long as two hours. Service interruptions may interfere with our ability to execute bill payment transactions in accordance with our members' instructions on a timely basis, which may cause us to incur liability.

     Although we regularly back-up data and take other measures to protect against data loss and system failures, there is still some risk that we may lose critical data or experience system failures. Our business interruption insurance may not compensate us fully for losses that may result from these disruptions.

THE LOSS OF OUR EXECUTIVES WOULD DISRUPT OUR BUSINESS.

     We believe that our ability to implement our business strategies depends on continued service by our executive management team. We are particularly reliant on:

     - Edward G. McLaughlin, our Chief Executive Officer;

     - Flint A. Lane, our Chairman of the Board, President and Chief Operating Officer;

     - John A. Yapaola, our Executive Vice President, Business Development; and

     - Kenneth W. Zeng, our Chief Financial Officer.

     The loss of any of our executives would disrupt our business and impair our growth.

WE MAY NOT BE ABLE TO HIRE OR RETAIN QUALIFIED STAFF, WHICH COULD IMPAIR OUR GROWTH.

     Our ability to provide our service to our members and expand our business depends, in part, on our ability to attract and retain staff with the requisite educational background and professional experience necessary to perform the technology development and other functions important for our business. Competition for personnel with these skills is intense. We can give no assurance that we will be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand our business.

WE MAY ACQUIRE OTHER BUSINESSES OR TECHNOLOGIES; IF WE DO, WE MAY BE UNABLE TO INTEGRATE THEM WITH OUR BUSINESS, OR WE MAY IMPAIR OUR FINANCIAL PERFORMANCE.

     If appropriate opportunities present themselves, we may attempt to acquire other businesses or technologies. However, we do not currently have any understandings, commitments or agreements with respect to any acquisition, nor are we currently pursuing any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, technology, service or product, we have no experience in integrating an acquisition into our business; the process of integration may produce operating difficulties and expenditures and may require significant attention of our management that otherwise would be available for the ongoing development of our business. Moreover, if we make acquisitions, we may issue shares of stock that dilute stockholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might negatively affect our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may also place restrictions on our business. We may never achieve any of the benefits that we might anticipate from a future acquisition.

GOVERNMENT REGULATION OF THE INTERNET MAY ADD TO OUR OPERATING COSTS.

     There is a great deal of uncertainty as to potential government regulation of Internet-based businesses such as ours. The Internet has rapidly emerged as a commerce medium, and regulatory authorities have not yet been able to adapt many existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as the following:

     - user pricing;

     - user privacy;

     - access charges;

     - taxation;

     - online content regulation;

     - quality of products and services;

     - advertising;

     - intellectual property rights;

     - information security; and

     - freedom of expression.

     The adoption of any of these laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our service, increase our cost of doing business or could otherwise have a material adverse effect on our business, financial condition and results of operations.

     As an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction. In addition, because we intend to offer our service overseas, foreign jurisdictions may claim that we are required to comply with their laws. The applicability of state and foreign laws to us may entail expenses and operational burdens that could have a material adverse effect on our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

OUR MANAGEMENT HAS BROAD DISCRETION OVER HOW TO USE THE NET PROCEEDS OF THIS OFFERING.

     Our management will have broad discretion with respect to the expenditure of the net proceeds of this offering. We expect to use the net proceeds of this offering for working capital and general corporate purposes, including sales and marketing activities, expansion of our operations and further technological development. You will be relying on the judgment of our management with respect to the use of the net proceeds. See "Use of Proceeds."

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS COULD CONTROL STOCKHOLDER VOTES AND OUR MANAGEMENT AND AFFAIRS.

     Following this offering, our executive officers, directors and 5% or
greater stockholders will own approximately      % of our outstanding common
stock. As a result, they may act together to control all matters submitted to stockholders for approval, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, their large ownership position enables them to effectively control our management and affairs. Accordingly, they may prevent a change in control or business combination involving us or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us. This could, in turn, have an adverse effect on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR STOCKHOLDERS.

     Before this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock will be determined through negotiations between us and the underwriters of this offering and may not indicate the price of our stock in any trading market that develops. The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to the risks described above and many other factors, some of which are beyond our control. The market prices for stocks of Internet companies and other companies whose businesses are heavily dependent on the Internet have generally proven to be highly volatile, and particularly so in recent periods. A decline in the market for Internet stocks or the stock market in general could affect our stock price, even though the decline is not related to our own operations. You may suffer a loss of all or part of your investment.

SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING COULD CAUSE OUR STOCK PRICE TO FALL.

     Other than the shares of common stock sold in this offering, all of our outstanding shares of common stock are currently restricted from resale, but some may be sold into the market in the near future. Sales of these shares by our stockholders, including shares issued upon the exercise of outstanding options and warrants, could cause the market price of our common stock to drop significantly, even if our business is doing well, and might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Most stock and warrant holders are entitled to registration rights. The exercise of these rights could adversely affect the market price of our common stock.

     Immediately following this offering, we will have outstanding
               shares of common stock. This includes the                shares
we are selling in this offering, which may be resold immediately. The remaining shares will become available for resale in the public market to the extent permitted under Rule 144 under the Securities Act or an exemption under the Securities Act, subject to an agreement by our officers, directors and all of our stockholders limiting their ability to sell their common stock for 180 days following the date of this prospectus. In addition, following the offering we intend to file a Registration Statement on Form S-8 to cover the sale of 7,127,523 shares reserved for sale under our employee benefit plans, including 2,059,657 shares subject to currently outstanding options. For a more detailed description, see "Shares Eligible for Future Sale."

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR INVESTMENT.

     The initial public offering price per share will significantly exceed our net tangible book value per share. Accordingly, you will experience immediate and substantial dilution in your investment. For more information, see "Dilution."

CERTAIN PROVISIONS OF OUR CORPORATE DOCUMENTS AND DELAWARE LAW MAY DISCOURAGE OUR ACQUISITION BY OTHERS AND DEPRESS OUR STOCK PRICE.

     Provisions of our certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. Following this offering, our certificate of incorporation will provide that our board of directors is divided into three classes, with each class serving a three year term. In addition, our directors will have the discretion, without stockholder approval, to issue and specify the terms of preferred stock. These and other provisions might discourage, delay or prevent a change in control of us or a change in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of common stock.

                           FORWARD-LOOKING STATEMENTS

     Various statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, without limitation, statements about:

     - the market opportunity for online bill delivery;

     - management and payment services;

     - business development relationships;

     - competition;

     - expected expense levels;

     - the adequacy of our available cash resources;

     - the possibility and effect of intellectual property infringement claims; and

     - other statements contained in this prospectus that are not historical facts.

     When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and "may" and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

     - lack of acceptance of our service by existing and potential members;

     - our inability to establish and maintain business development relationships;

     - our inability to continue to develop and improve our technology infrastructure;

     - significant increases in competitive pressures in the online bill delivery, management and payment industry;

     - our inability to defend against or obtain a license to resolve intellectual property infringement claims;

     - our inability to manage member growth;

     - obligations imposed by government regulation;

     - our inability to protect against security breaches; and

     - the other matters discussed under "Risk Factors."

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of our shares of common
stock in this offering will be approximately $     million, assuming an initial
public offering price of $     per share and after deducting the underwriting
discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, then we estimate that our net proceeds from the sale of our shares of common stock in this offering will be
approximately $     million.

     We have no specific plans for the net proceeds of this offering other than working capital and general corporate purposes, and our use of these proceeds will be in the discretion of our management. We anticipate that portions of the net proceeds will be used for sales and marketing activities, expansion of our operations to support anticipated growth and further technological development. We may use a portion of the net proceeds to acquire complementary technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations regarding any acquisitions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds principally in short-term, investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis;

     - on an unaudited pro forma basis to reflect the automatic conversion of all of our shares of preferred stock, excluding the Series D preferred stock, into common stock, which will occur upon the closing of this offering; and

     - on an unaudited pro forma as adjusted basis to reflect the sale of shares of common stock at an assumed initial public
       offering price of $     per share in this offering, after deducting the
       underwriting discount and estimated offering expenses.

     You should read this information together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                     AS OF DECEMBER 31, 1999
                                                         -----------------------------------------------
                                                                                             PRO FORMA
                                                          ACTUAL          PRO FORMA         AS ADJUSTED
                                                         ---------      -------------      -------------
                                                                         (UNAUDITED)        (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series A redeemable convertible preferred stock, $.0001
  par value, 2,000,000 shares authorized, 1,000,000
  shares issued and outstanding, actual; no shares
  issued and outstanding pro forma and pro forma as
  adjusted.............................................   $   297          $    --            $
                                                          -------          -------            -------
Series B redeemable convertible preferred stock, $.0001
  par value, 8,000,000 shares authorized, 7,926,829
  shares issued and outstanding, actual; no shares
  issued and outstanding pro forma and pro forma as
  adjusted.............................................     6,469               --
                                                          -------          -------            -------
Series C redeemable convertible preferred stock, $.0001
  par value, 13,500,000 shares authorized, 13,274,338
  shares issued and outstanding, actual; no shares
  issued and outstanding pro forma and pro forma as
  adjusted.............................................    29,902               --
                                                          -------          -------            -------
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.0001 par value, 40,000,000 shares
  authorized, 9,440,000 shares issued and outstanding,
  actual; 31,641,167 shares issued and outstanding pro
  forma; and           shares issued and outstanding
  pro forma as adjusted................................         1                3
Additional paid-in capital.............................       467           37,323
Warrant................................................       233              233
Stock subscription receivable..........................      (197)            (197)
Deferred compensation..................................       (69)             (69)
Accumulated deficit....................................    (9,516)          (9,706)
                                                          -------          -------            -------
Total stockholders' equity (deficit)...................    (9,081)          27,587
                                                          -------          -------            -------
     Total capitalization..............................   $27,587          $27,587            $
                                                          =======          =======            =======

     The above table does not reflect that we may issue additional shares of common stock as follows:

     - 3,667,523 shares of common stock reserved for issuance under our equity compensation plan as of December 31, 1999, of which 1,768,216 shares were subject to outstanding options at a weighted average exercise price of $1.43 per share, of which options to purchase 45,000 shares are exercisable; and

     - 1,000,000 shares of common stock issuable as of December 31, 1999 upon the exercise of a warrant at an exercise price of $1.00 per share.

     In addition, the above table does not reflect the following events that occurred after December 31, 1999:

     - 2,500,000 shares of our Series D preferred stock, $.0001 par value, issuable to Citicorp Electronic Commerce Inc. at a purchase price of $4.00 per share, subject to approval by the Office of the Comptroller of the Currency or other applicable regulatory authority; if issued, these shares will convert into 2,500,000 shares of common stock upon the closing of this offering;

     - the sale of the Series D preferred stock will result in a charge to net loss applicable to common stockholders of approximately $5,000,000 based upon the difference between the purchase price of the Series D preferred stock and the fair market value of the Series D preferred stock at the date of the commitment;

     - the increase in the number of shares reserved for issuance under our equity compensation plan from 3,667,523 to 6,667,523, which was approved by our board of directors and stockholders in February 2000;

     - the grant of options to purchase 291,441 shares of common stock in February 2000 at a weighted average exercise price of $3.77 per share;

     - 500,000 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $3.22 per share, which were issued in February 2000;

     - the issuance of warrants to purchase 500,000 shares of our common stock to two business development partners will result in a charge of approximately $2,300,000 over the period to be benefited;

     - 500,000 shares of common stock reserved for issuance under our employee stock purchase plan, which was adopted in February 2000; and

     - 100,000 shares issuable upon the exercise of warrants that we may issue in connection with a patent license at an exercise price of $5.00 per share.

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999 was
$          , or $     per share of common stock. Pro forma net tangible book
value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, and then divided by the total pro forma number of shares of common stock outstanding after giving effect to the automatic conversion of all shares of outstanding preferred stock, excluding the Series D preferred stock, into common stock that will occur on the closing of
this offering. After giving effect to the sale of the                shares of
common stock offered by us at an assumed initial public offering price of $
per share, and after deducting the underwriting discount and estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would have
been $          million or $     per share of common stock.

     The following table illustrates the immediate increase in net tangible book
value of $     per share to existing stockholders and the immediate dilution of
$     per share to purchasers of shares of common stock in this offering, as if this offering had occurred as of December 31, 1999:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share on December
     31, 1999...............................................  $
  Increase per share attributable to this offering..........
                                                              -------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                         -------
Dilution per share to purchasers in this offering...........             $
                                                                         =======

     The following table presents, as of December 31, 1999 on a pro forma basis, after giving effect to the automatic conversion of the preferred stock, excluding the Series D preferred stock, into common stock and the sale of our common stock in this offering at an assumed initial public offering price of
$     per share:

     - the number of shares of our common stock purchased from us by our existing stockholders and new investors;

     - the total price paid by our existing stockholders and new investors;

     - the average price per share paid by the existing stockholders; and

     - the price per share paid by new investors before deducting the underwriting discount and estimated offering expenses.

                                               SHARES PURCHASED     TOTAL CONSIDERATION      AVERAGE
                                              ------------------    --------------------    PRICE PER
                                              NUMBER     PERCENT     AMOUNT     PERCENT       SHARE
                                              -------    -------    --------    --------    ---------
Existing stockholders.......................                   %                      %      $
New investors...............................
                                              -------     -----     -------      -----
Totals......................................              100.0%                 100.0%
                                              =======     =====     =======      =====

     The preceding tables exclude all outstanding options and warrants. You will experience additional dilution if these options and warrants are exercised.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the selected consolidated financial data set forth below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. We have derived the selected consolidated financial data from our consolidated financial statements that have been audited by Arthur Andersen LLP.

                                                                 INCEPTION
                                                          (SEPTEMBER 16, 1998) TO       YEAR ENDED
                                                             DECEMBER 31, 1998       DECEMBER 31, 1999
                                                          -----------------------    -----------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues................................................        $       --              $    10,269
Cost and expenses:
  Cost of revenues......................................                --                  774,143
  Research and development..............................            68,646                  879,831
  Sales and marketing...................................             8,518                6,982,595
  General and administrative............................            46,962                  996,598
                                                                ----------              -----------
  Operating loss........................................          (124,126)              (9,622,898)
Interest income, net....................................             1,175                  143,229
                                                                ----------              -----------
Net loss................................................          (122,951)              (9,479,669)
Accretion of preferred stock to redemption value........                --                   42,757
                                                                ----------              -----------
Net loss applicable to common stockholders..............        $ (122,951)             $(9,522,426)
                                                                ==========              ===========
Basic and diluted net loss per share....................        $    (0.01)             $     (1.02)
                                                                ==========              ===========
Unaudited pro forma basic and diluted net loss per
  share.................................................        $    (0.01)             $     (0.59)
                                                                ==========              ===========
Weighted average shares outstanding used in basic and
  diluted per share calculation.........................         9,000,000                9,290,626
                                                                ==========              ===========
Weighted average shares outstanding used in unaudited
  pro forma basic and diluted per share calculation.....         9,000,000               16,180,278
                                                                ==========              ===========

     When reading the selected consolidated financial data, you should be aware that:

     - potential dilutive shares of common stock have been excluded from the shares used to compute historical and unaudited pro forma net loss per share in each period because their inclusion would be antidilutive;

     - the unaudited pro forma basic and diluted net loss per share during the periods presented is computed by dividing the net loss by the sum of the weighted average shares outstanding plus the weighted average number of shares that will be outstanding upon the automatic conversion of all shares of outstanding preferred stock, excluding the Series D preferred stock, into common stock;

     - the assumed conversion of the preferred stock has an antidilutive effect on the unaudited pro forma basic and diluted net loss per share;

     - the sale of the Series D preferred stock will result in a charge to net loss applicable to common stockholders of approximately $5,000,000 based upon the difference between the purchase price of the Series D preferred stock and the fair market value of the Series D preferred stock at the date of commitment; and

     - the issuance of warrants to purchase 500,000 shares of our common stock at a weighted average exercise price of $3.22 per share to two business development partners will result in a charge of approximately $2,300,000 over the period to be benefited.

     The following table is a summary of our consolidated balance sheet data:

     - on an actual basis;

     - on an unaudited pro forma basis, as of December 31, 1999, to reflect the automatic conversion of all of our outstanding shares of preferred stock, excluding the Series D preferred stock, into common stock, which will occur upon the closing of this offering; and

     - on an unaudited pro forma as adjusted basis, as of December 31, 1999, to
       reflect the sale of        shares of common stock at an assumed initial
       offering price of $     per share in this offering, after deducting the
       underwriting discount and estimated offering expenses.

                                                                    AS OF DECEMBER 31, 1999
                                                           -----------------------------------------
                                            AS OF                                         PRO FORMA
                                      DECEMBER 31, 1998      ACTUAL        PRO FORMA     AS ADJUSTED
                                      -----------------    -----------    -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents...........       $31,505         $29,235,014    $29,235,014     $
Working capital.....................        41,090          26,672,434     26,672,434
Total assets........................        91,298          30,282,811     30,232,811
Redeemable convertible preferred
  stock.............................            --          36,668,233             --
Total stockholders' equity
  (deficit).........................        77,049          (9,080,936)    27,587,297

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

OVERVIEW

     We provide a convenient and secure Internet service that enables our members to receive, review, pay and organize all of their bills online through a single web site. Since our inception in September 1998, we have focused primarily on developing our proprietary technology, planning and developing our web site, and building our operations infrastructure. After conducting a pilot program during the first half of 1999, we began offering our service to the general public in July 1999.

     We generate revenues from members' subscriptions to our service. Following a period of free service for new members, we bill members on a monthly basis and recognize revenues as subscriptions are utilized. Initially, trial members received 12 months of free service. Currently, new members receive three months of free service. A member may cancel a subscription at any time with no fee for any period following cancellation and no cancellation penalty. We charge the costs related to our service to cost of revenues, as incurred. Beginning in 2000, we have entered into agreements with business development partners that generally include revenue sharing arrangements. We will generally recognize all revenues from members derived through our business development partners in the same manner as revenues from our directly acquired members. The expenses that we incur for revenue sharing fees paid to our business development partners will be recognized as sales and marketing expense.

     Our operating costs have increased significantly since our inception due to, among other things, start up activities, sales and marketing expenses, hiring of personnel and building our technology infrastructure. As of December 31, 1999, we had an accumulated deficit of $9.5 million. We expect to continue to incur significant losses from operations for the foreseeable future, and the rate and amount at which such losses will be incurred may increase significantly from current levels as we increase expenditures for advertising, marketing and other promotional activities, further develop and expand our service, hire additional personnel and increase our business development activities.

     In connection with this offering, we determined that options granted in June 1999 and November 1999 contained a compensatory element which should be recorded in our consolidated financial statements. With respect to these options, the difference between the fair market value of the common stock and the exercise price on the date of grant of the option will be amortized as compensation expense over the vesting period of the option. Deferred compensation associated with such options amounted to approximately $78,000 for the year ended December 31, 1999. Of this amount, approximately $9,000 was charged to operations in 1999 and the balance of $69,000 will be amortized over the vesting periods of the applicable options through 2004. In addition, in February 2000, we granted options to purchase 291,441 shares at a weighted average exercise price of $3.77 per share, and we will record compensation expense over the vesting period of the options, which generally is four years.

     In February 2000, in connection with agreements with two of our business development partners, we issued warrants for an aggregate of 500,000 shares of common stock at a weighted average exercise price of $3.22 per share. We will record a charge of approximately $2.3 million to the statement of operations over the period to be benefited.

     In March 2000, we entered into an agreement to sell 2,500,000 shares of Series D preferred stock at a price of $4.00 per share for an aggregate purchase price of $10.0 million. The agreement is subject to approval by the Office of the Comptroller of the Currency or other applicable regulatory authority. In connection with the sale, we will record a charge against net loss applicable to common stockholders of approximately $5.0 million upon closing, which charge relates to the difference between the amount paid for the preferred stock and the fair market value of such shares at the date of the commitment.

     We also may issue warrants to purchase 100,000 shares of common stock at an exercise price of $5.00 per share in connection with a patent license. We will be required to account for the fair market value of such warrants over the period to be benefited.

CONSOLIDATED RESULTS OF OPERATIONS

     Because we did not begin to offer our service to the general public until July 1999, we do not believe that our 1999 and 1998 results are comparable.

  Period from Inception (September 16, 1998) to December 31, 1998 and Year Ended December 31, 1999

     Revenues. Revenues are derived from recurring, monthly subscription fees charged to our members. We had no revenues in 1998, since our service was not introduced to the general public until 1999. Revenues were $10,000 in 1999.

     Cost of Revenues. Cost of revenues principally consists of compensation and related costs for personnel associated with the provision of our service and customer support and, to a lesser extent, rent for our operations center, and postage, handling and collateral costs. We had no cost of revenues in 1998. Cost of revenues was $774,000 in 1999. A significant portion of our cost of revenues related to the start up of our service and free services provided to new members following the introduction of our service to the general public in July 1999. We expect that cost of revenues will increase significantly in future periods as we increase our member base. In addition, we plan to lease additional facilities for operations, which will also increase cost of revenues.

     Research and Development. Research and development expenses principally consist of compensation and related expenses for personnel involved in software engineering, graphic design and other related activities. Research and development expenses were $880,000 in 1999 and $69,000 in 1998. The increase in 1999 was due primarily to costs associated with hiring additional personnel. These expenses reflect the ongoing development and expansion of our service. We believe that research and development expenditures will increase significantly as we continue to hire personnel and make technological and other improvements to our service.

     Sales and Marketing. Sales and marketing expenses principally consist of advertising, marketing and other promotional expenditures and costs relating to personnel involved in our business development and marketing activities. Sales and marketing expenses were $7.0 million in 1999 and $9,000 in 1998. The increase in expenditures in 1999 reflects the launch of our advertising and promotional campaigns, and the addition of personnel in our sales and marketing departments. We expect our sales and marketing expenses to increase in future periods as we increase promotion of the Paytrust service and brand. We also expect to incur commissions and other payments to business development partners and other third parties in the future as a result of our co-branding and co-marketing agreements.

     General and Administrative. General and administrative expenses principally consist of compensation and related expenses for executive, financial and administrative personnel and outside professional fees. General and administrative expenses were $997,000 in 1999 and $47,000 in 1998. In 1999, we hired additional management and administrative personnel, and incurred professional fees and other infrastructure costs to support our corporate growth. We expect our general and administrative expenses to increase in future periods as we continue to expand our management and administrative infrastructure.

     Interest Income, Net. Interest income principally represents income from our cash and cash equivalents, which were principally derived from the sale of our Series A, B and C preferred stock during 1999. Interest income, net was $143,000 in 1999 and $1,000 in 1998.

QUARTERLY RESULTS OF OPERATIONS

     Because we did not begin to offer our service to the general public until July 1999, we do not believe our quarterly results are comparable. The following table presents unaudited consolidated quarterly statements of operations for each of our four most recent quarters ended December 31, 1999. This information has been prepared on the same basis as the audited consolidated financial statements and in management's opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the unaudited information for the periods presented. This information should be read in conjunction with our audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that may be expected for any future periods.

                                                                     THREE MONTHS ENDED
                                           -----------------------------------------------------------------------
                                           MARCH 31, 1999   JUNE 30, 1999   SEPTEMBER 30, 1999   DECEMBER 31, 1999
                                           --------------   -------------   ------------------   -----------------
Revenues.................................    $      --        $      --        $        49          $    10,220
Cost and expenses:
  Cost of revenues.......................        5,062           35,854            112,951              620,276
  Research and development...............       45,250          171,241            206,173              457,167
  Sales and marketing....................       30,372          176,380          3,402,328            3,373,515
  General and administrative.............       94,295          186,520            266,894              448,889
                                             ---------        ---------        -----------          -----------
    Operating loss.......................     (174,979)        (569,995)        (3,988,297)          (4,889,627)

Interest income, net.....................        3,654           26,253             43,363               69,959
                                             ---------        ---------        -----------          -----------

Net loss.................................     (171,325)        (543,742)        (3,944,934)          (4,819,668)

Accretion of preferred stock to
  redemption value.......................        7,777           11,660             11,660               11,660
                                             ---------        ---------        -----------          -----------

Net loss applicable to common
  stockholders...........................    $(179,102)       $(555,402)       $(3,956,594)         $(4,831,328)
                                             =========        =========        ===========          ===========

LIQUIDITY AND CAPITAL RESOURCES.

     Since inception, we have financed our operations primarily through private sales of preferred stock, which, through December 31, 1999, raised net proceeds of $37.0 million. As of December 31, 1999, we had approximately $29.2 million in cash and cash equivalents. These amounts are invested in money market funds and interest bearing bank accounts.

     Net cash used in operating activities was $6.8 million in the year ended December 31, 1999 and $130,000 in the period from inception to December 31, 1998. Net cash used in operating activities for each of these periods consisted of net losses offset by depreciation and amortization, as well as increases to accounts payable and accrued expenses.

     Net cash used in investing activities was $1.0 million in the year ended December 31, 1999 and $38,000 in the period from inception to December 31, 1998. Net cash used in investing activities in each of the periods presented resulted primarily from capital expenditures for computer and office equipment.

     Net cash provided by financing activities was $37.0 million in the year ended December 31, 1999 and $200,000 in the period from inception to December 31, 1998. Net cash provided by financing activities in 1999 principally reflects the net proceeds from the sales of preferred stock.

     Since inception, we have incurred significant losses and, as of December 31, 1999, had an accumulated deficit of $9.5 million. For the year ended December 31, 1999, our net loss was $9.5 million. We intend to continue to invest heavily in further development of our business. As a result, we believe that we will incur substantial operating losses for the foreseeable future, and that the rate at which such losses will be incurred will increase significantly from current levels. Our ability to achieve profitability will depend on our ability to substantially increase and retain membership in our service and increase operating efficiencies. There can be no assurance that we will be able to generate sufficient revenues or realize efficiencies sufficient to enable us to achieve or sustain profitability in the future.

     We anticipate that the net proceeds from this offering, together with our available funds, will be sufficient to fund our operations for the next 12 months. However, unanticipated expenditures for the development of our brand and services, expansion of our sales and marketing organizations, acceleration of infrastructure growth and other uses could require us to seek additional funds at an earlier time. See "Risk Factors -- If we cannot obtain additional financing when needed, we may not be able to fund the growth of our business."

     Our exposure to market risk is limited to interest rate sensitivity, which is affected by changes in the general level of United States interest rates. We have invested the proceeds of our preferred stock sales in money market funds and interest bearing bank accounts. We intend to invest the net proceeds of this offering, pending their use, principally in short-term, investment-grade securities. Because our investments will be short-term, we believe that we are not subject to any material market risk exposure.

     Because we began building our infrastructure in 1998, we took steps designed to ensure that purchased hardware and software were Year 2000 compliant. To date, we have not experienced Year 2000 issues with regard to our internal systems or with regard to any third party systems. Our expenditures relating to Year 2000 compliance have not been material. Despite the fact that the Year 2000 has commenced and we have experienced no problems to date, we cannot assure that the risks posed by Year 2000 issues will not adversely affect our business in the future, either as a result of unanticipated difficulties related to our own systems or to third parties.

                                    BUSINESS

OVERVIEW

     The Paytrust service enables our members to receive, review, pay and organize all of their bills online through a single, convenient, secure web site. Our members receive bill notifications and reminders via e-mail rather than physical mail, and they can review their bill information from anywhere they have access to the Internet. Unlike the limited online payment services typically offered by banks, we offer a comprehensive bill management solution. Using our proprietary technology, we can deliver 100% of a member's bills online. We can issue payments directly from any check writing account designated by a member, provide information that enables a member to balance his checkbook and provide data that a member can download into his personal financial management software. We believe that our service can substantially reduce the time, effort and frustration involved in traditional paper-based bill management.

     The principal features of our service include the following:

     - Members can receive, review, pay and organize 100% of their bills online through paytrust.com.

     - We send e-mails to alert members when a bill arrives, is about to become overdue or does not arrive when expected.

     - Members control the entire payment process and can view or print an image of their actual bill, not just a summarization.

     - Members can instruct us to pay automatically recurring monthly bills, such as utility bills, without requiring approval each time, or requiring approval only if the bill exceeds a preset dollar limit.

     - We provide comprehensive customer service designed to provide assistance for enrolling in and using our service, and even generating payment transactions over the telephone.

     - We respect our members' privacy and security -- we do not sell advertising on our web site or personal information regarding our members to third parties, and we have a comprehensive security program.

     Following a six month pilot program, we launched the Paytrust service to the general public in July 1999. Our service's total member base has grown to approximately 15,131 as of February 25, 2000, an increase of approximately 9,800 from October 31, 1999. Through January 31, 2000, we have paid over 205,000 bills for our members. For the month ended January 2000, members increased by 2,366, and the total number of bills paid was approximately 74,000. This compares with 1,928 new members and approximately 52,000 bills paid for the month ended December 1999. According to Media Metrix, Paytrust.com was among the top 75 marketing/corporate web sites for reach and unique visitors in October, November and December 1999.

     We offer our service directly on our web site, and will be offering our service on a co-branded basis through the web sites of business development partners. We have recently launched a co-branded service with one of these partners and anticipate that, during 2000, we will launch our service through the web sites of our other current partners. Our partners include large consumer billers, financial institutions, and online financial sites and portals. We have recently entered into business development partnerships with American Express, GE Financial Assurance Holdings and NextCard, and are also seeking to enter into additional business development partnerships. We believe that business development partnerships with consumer-based companies are important to our success because they provide us access to large numbers of potential members at an acquisition cost per member that is substantially less than is available through direct marketing. We believe that our partners can benefit from the ability to introduce our co-branded service to their customers without the expenditure of the time and resources necessary to develop an in-house service.

     In addition to our co-branding relationships with our business development partners, we have arrangements under which co-marketing partners promote the Paytrust service through a link on their web sites. We currently have such arrangements with Dell and Money.Net.

     We are also pursuing arrangements with companies that can deliver bill information to us electronically. We are currently developing the capability to receive electronic bills directly from billers, and these arrangements may help us encourage billers to adopt electronic billing and may provide us with revenues in connection with our processing of electronic bills. Moreover, we believe that the increased adoption of electronic billing may, over the long term, reduce costs related to paper bill processing, both for billers and for us.

     We believe our comprehensive online bill management service, ease of use of our service, our business development partnerships, our early entry into the market, and the strength of the Paytrust brand provide us with significant competitive advantages.

MARKET OPPORTUNITY

  Limitations of Traditional Paper Bill Delivery and Payment

     Traditional paper-based bill delivery and payment involves the following steps:

     - the biller transfers its internal electronic records to paper by printing the bill, physically inserts the bill into an envelope and mails it;

     - the consumer handles multiple paper bills, writes checks for each, records the payments in his checkbook and returns the bills via mail service;

     - the billers must then manually open the payment envelope, remove the check and remittance stub and process the payment; and

     - after payment, the consumer typically receives an account statement with cancelled checks and, utilizing this information, balances his checkbook.

     Each of these steps can be cumbersome and time consuming. In addition, paper-based bill delivery and payment can result in lost mail, late charges for forgotten bills and errors in check writing, resulting in significant expense for the biller and a source of frustration for the consumer. We believe that the disadvantages inherent in paper-based billing are particularly apparent to persons who have gained proficiency in online communications. For example, e-mail has become widely used by millions of persons, yet most, if not all, of their billing information arrives on paper through traditional mail delivery.

  The Internet and Online Bill Delivery and Payment

     The Internet is a significant global medium enabling millions of people to share information and conduct business electronically. International Data Corporation estimates that there were 70 million Internet users in the United States at the end of 1998 and anticipates that this number will grow to approximately 179 million by the end of 2003. In light of the widespread use of the Internet as a medium for communication and commerce, we believe that our service represents a meaningful development in the use of the Internet for consumer convenience. While a significant number of Internet users are conducting financial transactions online, there is substantial potential for growth in online bill delivery and payment. Ovum Group has estimated that electronic deliveries of bills will increase from 300 million in 1999 to 32.8 billion in 2005 and electronic payments of bills will increase from 600 million in 1999 to 40.4 billion in 2005. As a result, we believe there is a significant market potential for our service. We believe that an increasing number of consumers will subscribe to online bill delivery and payment services as they become aware of the convenience that online bill payment offers and as they become more comfortable with conducting financial transactions over the Internet.

  Limitations of Other Online Services

     Many online bill delivery and payment services are limited and inconvenient and have not received widespread commercial acceptance.

     - Traditional Online Bill Payment. Many banks offer consumers the ability to issue payments electronically, either through personal financial management software or the banks' web sites. Most banks have outsourced these services to third party providers. These services are limited because they do not include bill delivery, but only handle bill payment. The consumer must handle receipt and review of bills, and enter the clerical information necessary to initiate payment.

     - Direct Bill Presentation Services. Direct bill presentment services involve delivery by billers of their billing information to the consumer from their own Internet site or a dedicated site managed by a billing service provider. Billers use this procedure to maintain control of the billing process and their relationships with the customer. The disadvantage of this approach is that consumers must deal with the inconvenience of accessing multiple web sites, user interfaces and payment methods to pay all of their bills. Moreover, even if a consumer is willing to access a variety of web sites, a significant portion of most consumers' bills are not currently available online.

     - Electronic Bill Consolidators. Electronic bill consolidators are third party processors, including some banks, that collect on their network billing information from a number of billers for delivery to the consumer. While the use of electronic bill consolidators should reduce the inconvenience to the consumer inherent in direct bill delivery, the utility of electronic bill processors is limited because they can present only electronic bills and not paper bills. Therefore, a significant portion of most consumers' bills are not currently available online. In addition, most electronic bill consolidators do not post electronic bills of billers that are not on the consolidator's network.

     The delivery and payment of bills requires the combination of capabilities currently performed by a number of different types of organizations, and there currently is no dominant provider of a unified service. Billers can present only their own billing content, banks can provide payment services only to their own customers, and electronic bill consolidators are dependent on billers both joining their networks and providing electronic bills. We believe that the limitations of existing paper-based methods and these online bill delivery services, combined with the large and recurring nature of bill payment demand, offer a substantial opportunity for our consumer-focused service.

     Moreover, as evidenced by the outsourcing of online bill payment services by most banks, we believe that many billers, banks and others will look to a third party solution for bill delivery and payment. We believe that the technological challenges to creating "in-house" bill delivery and payment services, particularly in light of significant time-to-market competitive pressures, will make our service particularly attractive to potential business development partners.

THE PAYTRUST SOLUTION

     Our comprehensive bill management solution enables our members to receive, review, pay and organize all of their bills online through the paytrust.com web site. Key features of our service include:

     - Complete Presentment.  We can deliver 100% of our members' bills online.

     - Ease of Use. Our web site offers a convenient interactive environment that enables our members to quickly review and pay their bills.

     - Flexible Review. Members control the entire review process and can view or print an image of their actual bill, not just a summarization.

     - Convenient Payment. Members can approve and pay their bills online on a single web site with funds from their existing check writing accounts at banks and other financial institutions.

     - E-Mail Alerts. We send e-mails to alert members when a bill arrives, is about to become overdue or does not arrive when expected, each of which can help our members to avoid late charges and missed payments.

     - Customized Payment. Members can instruct us to pay automatically recurring monthly bills, such as utility bills, without requiring approval each time, or requiring approval only if the bills exceed a preset dollar limit.

     - Billing History. Members may view online a history of all bills paid through Paytrust during the prior 12 months. Members may also obtain CD ROMs containing their payment history.

     - Customer Service. We offer call-in telephone support, 24 hours a day, seven days a week from our customer service staff, and maintain a rapid e-mail response system, both provided by in-house support specialists.

     - Personal Financial Management Tools. Our SmartBalance feature combines a member's bank account information with her payment activity on the Paytrust Bill Center to enable the member to balance her checkbook.

     - Compatibility with Personal Financial Management Software. Our service enables members to download data to personal financial management software, including Quicken and Microsoft Money.

     - Strong Privacy Policy. We do not sell advertising or personal information regarding our members to third parties.

     - Comprehensive Security Program. We have a comprehensive program to protect the security of our web site and our members' confidential information, including modern encryption and password protection methods and periodic third party ethical hacks, as well as physical security policies, including employee background checks.

     We believe that our business development partners can benefit from the ability to introduce our co-branded service to their customers without expenditure of the time and resources necessary to develop an in-house service. In addition, our partners can derive additional revenue opportunities, including revenue sharing arrangements with us, and provide more value-added services to their customers.

     We are further developing our solution to enable billers to reduce their costs related to paper-based billing by delivering bills to us electronically. We believe that, for billers, electronic billing through our web site can reduce their costs, provide access to numerous online bill payers and reduce the need to develop bill payment capabilities on their web sites. We have entered into an agreement with billserv.com, Inc., a provider of software that assists billers in issuing electronic bills, under which we will process electronic bills for billserv.com's customers. This arrangement may help us encourage billers to adopt electronic billing and may provide us with revenues in connection with our processing of electronic bills. Moreover, we believe that the increased adoption of electronic billing may, over the long term, reduce costs related to paper-bill processing.

     We are designing our electronic bill capability to accept electronic bill information in several bill delivery formats. At the option of the biller, our electronic bill processing will either receive and present the entire bill, or receive only summary information and maintain links back to the biller's web site for additional information.

STRATEGY

     Our objective is to be the leading provider to consumers of online services for receiving, reviewing, paying and organizing bills. The key elements of our strategy are:

  Increase Our Membership Base

     We believe that establishing a large membership base is critical to the long term success of our business. A large membership base can provide a substantial competitive advantage over other market entrants, allow for operational efficiencies and make electronic bill delivery more cost effective for billers. Moreover, we believe that the inconvenience for a member to switch from one provider to another will provide a barrier to entry to the industry, particularly if one or a few providers attain a dominant position in the industry. We intend to increase our membership by:

     - expanding our consumer marketing efforts;

     - adding business development partners;

     - regularly enhancing customer service; and

     - expanding our service offering.

  Market Aggressively

     We believe that an integrated marketing and promotional campaign will be critical to educate consumers about our comprehensive bill management service. Moreover, an effective marketing campaign can be helpful in attracting potential business development partners to consider us as a provider of bill delivery and payment services to their customers on a co-branded basis. Our business development agreements require that our business development partners prominently display our name and logo with the phrase "Powered by Paytrust" on their web sites. We believe that building the brand awareness of our service through these measures is critical to attracting and expanding our customer base.

  Acquire Members Through Business Development Partnerships

     We intend to increase our membership base by continuing to enter into agreements with business development partners that offer us an opportunity to benefit from the relationship the partners have built with their existing customers, provide access to large numbers of potential members and reduce member acquisition costs. We have recently entered into business development relationships with American Express, GE Financial Assurance Holdings and NextCard, among others.

  Increase Use of Electronic Processing

     We believe that the costs of processing paper bills are far greater than costs relating to transmission of electronic bills. Therefore, we are developing the capability to receive electronic bills and will aggressively seek to encourage billers to accelerate conversion from paper billing to electronic billing. We intend to continue to seek to enter into agreements with bill content partners to accelerate the conversion from paper to electronic billing.

  Regularly Enhance Customer Service

     We believe that providing superior customer service is essential, especially in a business such as ours that is entrusted to execute personal financial transactions. Consequently, we are committed to providing superior in-house customer service and regularly enhancing such service through both technological upgrades and personnel training.

THE PAYTRUST BILL CENTER

     The Paytrust Bill Center is offered directly from our web site. It is designed to be a user-friendly, informative and personalized location that enables our members efficiently to receive, review, pay and organize their bills online. We present members' bills in a manner that helps them quickly identify the status of their bills and effect payment. Our web site is compatible with recent versions of Microsoft Internet Explorer, Netscape (AOL) Navigator, and the Microsoft Internet browser currently supplied to AOL subscribers. It is designed to support home users with dial-up Internet access and provides acceptable performance over 28.8K connections.

     In connection with some of our business development partnerships, our service will be co-branded and delivered through the partner's web site. The core features of a partner's web site will be substantially the same as our web site, although a partner may choose not to offer some features of our service. The appearance of a partner's web site can be modified to conform to a partner's style guidelines.

  Demonstration and Tutorial

     A visitor to our web site can review pertinent information about our service, including a comprehensive interactive demonstration that explains and illustrates the elements and use of our service through a structured tour. Without needing to subscribe, the visitor develops an understanding of our user-friendly format and procedures.

  Enrollment

     We have designed our signup system to easily convert subscribers into active members while obtaining the necessary financial data to initiate their account. To enroll, the subscriber clicks through to a page that requests basic personal information. If a subscriber has concerns about providing this information online, we can deliver a signup pack in the mail or provide direct telephone contact with one of our in-house customer service representatives. Subscribers can mail or fax to Paytrust a signed acceptance page and a voided check to complete the enrollment process.

  Bill Notification

     We send e-mails to our members when new bills are received, when payment due dates approach, and if a regularly occurring bill does not arrive. The member can click on a hyperlink on the e-mail to access the Paytrust login page. Bill information presented on the summary page includes due date, biller name, total due, minimum due and aggregate total dollar amounts due for all outstanding bills. The member has a number of bill management options, including viewing complete bill detail, printing bills or notices, or sorting bills by several useful criteria.

  Bill Payment

     The member can provide specific payment instructions such as payment date, amount to be paid and check writing account from which payment is made. A member may also choose from other functions such as automatic payment for recurring bills. Until 3:00 p.m. Eastern Time on the date the payment is scheduled, the member can change the amount or date of payment, or can cancel a payment.

  SmartBalance

     Our SmartBalance feature combines a member's bank statement activity with the member's payment activity on the Paytrust Bill Center, automatically providing updated account balance information for a member's account or accounts. With the member's authorization, we access the member's statement activity from the online site of the member's bank or other financial institution. To protect a member's privacy, we do not retain a member's password or PIN number. The member must provide this information each time the SmartBalance feature is used.

  Compatibility with Financial Software

     Members can download their Paytrust payment data to personal financial management software such as Quicken or Microsoft Money, or to a spreadsheet format that can be imported into Excel.

PAYTRUST OPERATIONS

     Our services are delivered through four functional areas:

     - Paytrust Bill Center;

     - Bill Content Acquisition;

     - Information Aggregation; and

     - Payment Generation.

  Paytrust Bill Center

     The Internet-based Paytrust Bill Center is the focal point for all interactions with Paytrust members. This is the heart of the Paytrust operation and is designed, built and managed by Paytrust. Our service is also provided through the web site of one of our business development partners, and we anticipate that our service will be offered on a co-branded basis on the web sites of our current business development partners during 2000. Both our web site and the co-branded web sites are supported by the other functional areas of our operations.

  Bill Content Acquisition

     Once a member has identified his billers, we contact those billers directly to arrange for paper bills to be forwarded to our nearest post office box. Our Bill Content Acquisition converts bill information into formats used by the Paytrust Bill Center by scanning standard paper bills. We are also developing the capability to retrieve billing information directly from biller web sites and receive electronic bills directly from billers or electronic bill consolidators. The formatted bill content is delivered to the Paytrust Bill Center, where the member is notified via e-mail that a new bill has arrived and is available for review and payment.

     Paper Bills. After a member authorizes her billers to route bills to us, the member's paper bills are forwarded to our operations center. The billing information is then captured through a multi-stage process where the envelopes are opened, coded and fed through high-speed scanners. The scanners capture a full image of the paper bill and use optical character recognition software to extract summary information such as bill amount and due date. Quality checks and exceptions processing are performed to further ensure accuracy. The member's bills are physically stored at our operations center for three months after they are input into the system, then shredded.

     Retrieval of Information from Billers' Web Sites. For billers who maintain electronic bills information on their web sites, we are developing the capability to access these bills at their web sites and import them into our system. We intend to include this feature in our service during 2000.

     Electronic Bills. We are developing technology to receive directly from billers information transmitted in the various industry-standard electronic bill presentation formats. These formats include the OFX standard (supported by Microsoft, CheckFree and Intuit), the Gold standard (supported by IBM and Integrion) and the announced IFX 'unified' standard. We will use bill content providers to convert the biller's output into a format recognized by the Paytrust internal processing systems. Paytrust electronic bill processing will support either the receipt of an entire bill electronically or the receipt of only summary information, while maintaining links to the biller's web site for more detailed information.

  Information Aggregation

     Our Information Aggregation enables our members to use the SmartBalance feature to help calculate their current cash position. Information Aggregation retrieves and gathers member-specific information from a variety of web sites, such as online banking web sites, for presentation to the member through the Paytrust Bill Center. In the case of online banking web sites, recent bank statement activity is retrieved and combined with the member's payment information from the Paytrust Bill Center to enable the member to balance her checkbook.

  Payment Generation

     Payment Generation issues payments authorized by the member directly from the member's existing check writing account. For paper payments, we print and mail checks from our operations center. We can include an image of the biller's remittance stub physically attached to paper checks we mail, which provides the biller information needed to process the payment. For electronic payments, this system initiates automated clearinghouse (ACH) transactions using a bank to issue transactions into the ACH network to deliver funds remittance information to billers. Currently, we use electronic bill payment only for payment of our member fees. See "Risk Factors -- Our business may be limited by an outstanding patent, and we could be subject to costly patent infringement claims."

BUSINESS DEVELOPMENT PARTNER RELATIONSHIPS

     We view business development partners as important because they provide access to large numbers of potential members, offer us an opportunity to benefit from the relationships they have built with their customers and reduce our member acquisition costs. To enter into effective business development partner relationships, it is necessary for us to convince potential partners that they can realize meaningful benefits from the provision of our service to their customers. We believe our partners can utilize their relationships with us to derive additional revenue opportunities, including revenue-sharing arrangements with us, and provide more value-added services to their customers.

     Our business development agreements contemplate that our business development partners will participate in the preparation and distribution of promotional material relating to the co-branded web site on which our service is offered to their customers. In addition, these agreements require that our business development partners prominently display our name and logo with the phrase "Powered by Paytrust" on their web sites.

     We have recently entered into agreements with the companies listed below, with whom we are currently implementing business development relationships designed to increase our member base:

     - American Express

     - GE Financial Assurance Holdings

     - NextCard

     - OnMoney.com

     - RewardsPlus

     To date, we have initiated our service on the OnMoney.com web site. We anticipate that our service will be introduced on the other partners' web sites during 2000.

MARKETING

     We have implemented a direct marketing and business development strategy designed to increase our member base and strengthen the Paytrust brand name. We focus our marketing efforts on consumer adoption of our service. Our direct marketing campaigns are comprised of co-marketing, mass-media advertising, online affiliate programs and referral programs.

     Co-Marketing. We have arrangements whereby our co-marketing partners offer the Paytrust service to their customers through a link on their web sites. We pay our co-marketing partners a commission for each new subscriber who accesses our web site through the partners' web sites. We currently have such arrangements with Dell and Money.Net.

     Mass-Media Advertising. We began radio advertising in selected metropolitan markets in July 1999 and have plans to institute print advertising in a number of daily newspapers. Following the offering, we plan to expand our advertising campaign to television and to institute direct mail campaigns. We also will seek to enter into arrangements with major billers to enclose inserts promoting the Paytrust service with their paper bills.

     Online Affiliate Program. We introduced an online affiliate program in September 1999. Through the program, other web site hosts earn a commission for each new subscriber who accesses our web site through the affiliate's site and becomes a paying member.

     Referral Programs. We are actively promoting our Tell-A-Friend referral program. Under the program, which was launched in August 1999, a Paytrust member receives one free month of service for every new member referred to Paytrust.

SECURITY

     Our service involves the use of confidential personal information of our members. We have taken several steps to protect the security and confidentiality of our members' information.

     We use Qwest Communications for web site hosting, while maintaining a backup environment in our Princeton, New Jersey facility. Strict information access and physical site security policies are enforced.

     The Paytrust web site is hosted on a secure server. The interactive demonstrations of the Paytrust service, biller and partner program information and general corporate information are transmitted using standard Internet hypertext transfer protocol (HTTP). New subscriber information is transmitted using secure socket layer (SSL) encryption. Subscriber access to the bill presentment and payment service is both encrypted and password protected. We have also been certified by VeriSign, a provider of authentication and validation services, as a VeriSign secure site.

     We arrange for third party ethical hacks on a regular basis as well as internal hacks designed to identify weaknesses in our systems. We have recently instituted background checks for our new employees.

PRIVACY

     We have a strong commitment to our members' privacy, and we make our privacy policy publicly available. We do not sell advertising or personal information regarding our members to third parties. We are a member of the TRUSTe Privacy Program. TRUSTe is an independent, non-profit organization that promulgates Internet privacy standards.

CUSTOMER SERVICE

     We are committed to providing superior customer service to our members through our in-house staff. Customer service representatives are available for support 24 hours a day, seven days a week. In addition, we maintain a rapid e-mail response system. Our customer service is designed to provide assistance regarding all aspects of our service, including assistance in enrollment and in the use of our service by our members. If a member wishes to execute a transaction at a time the member does not have access to the Internet, our customer service staff can process transactions using member instructions given over the telephone. With a member's authorization, representatives can access a member's account while communicating with the member, analyze account activity or status and process bill updates or authorizations.

COMPETITION

     The online bill presentation and payment market is new, rapidly evolving and intensely competitive. We expect that competition will further intensify in the future. At present, there are at least two other companies that directly compete with us by offering online bill delivery and payment services, PayMyBills.com and Cyberbills/StatusFactory. Intuit has recently announced an intention to initiate a competitive service. In addition, there are at least two electronic bill processors that act as an intermediary between billers and consumers, CheckFree and TransPoint (who have recently announced plans for CheckFree to acquire TransPoint). In addition, Spectrum, a bank consortium formed by Chase, Wells Fargo and First Union, has announced its intention to provide similar intermediary electronic bill processing services. Online consumer financial service providers also offer bill payment and limited bill delivery services. Moreover, a number of banks and financial institutions offer their customers online bill payment services.

     In addition to competing with online bill delivery and payment vendors, electronic bill processors and banks and financial institutions for market share, we also compete with traditional bill payment methods, including paper-based methods. We believe that the principal competitive factors in our market include:

     - convenience and ease of use;

     - customer service;

     - price;

     - consumer trust and security; and

     - brand recognition.

     We believe that the scope of our bill delivery and payment features, coupled with the consumer-oriented nature of our service, provide us with competitive advantages. However, although no competitor has established a dominant position, many of our competitors are much larger, have much greater financial resources and have more experience in electronic bill delivery and payment. If we do not compete effectively, our financial performance will suffer and our long-term viability will be threatened.

GOVERNMENT REGULATION

     We believe that we are not a bank or other form of depository institution that is required to be chartered or licensed or subject to ongoing regulation by federal and/or state agencies that regulate depository institutions, such as banks, thrifts and credit unions. Most states presently regulate the "money services business," which has traditionally included "money transmitters," "check cashers," "wire transferors" and "check sellers." Recently, a few states have added "bill payers" as an additional category of business requiring an application and/or licensing. The regulation of money services businesses typically entails the posting of a bond and the maintenance of minimum net worth requirements. While our present activities do not require that we do so, we have determined to apply for a "money transmitter" license under New Jersey law. We will be required to post a surety bond in the minimum amount of $100,000 and maintain a minimum net worth of at least $100,000 in order to receive this license. It is possible that we will become subject to licensing or registration requirements in additional states, or regulation at the federal level. Such regulation or supervision could subject us to additional administrative burdens, restrictions on the manner in which we do business, the prohibition or limitation of certain kinds of business, minimum capital requirements, the posting of bonds, and the payment of special assessments or fees. Our failure or inability to obtain a required license or qualification could impede our ability to provide our service in affected jurisdictions. If we become subject to financial institution regulations, our business could become more expensive to operate.

     We are subject to laws and regulations relating to commercial transactions generally. We are also subject to certain laws and regulations which are intended to protect consumers. The Electronic Fund Transfer Act provides a basic framework establishing the rights, liabilities, and responsibilities of participants in electronic fund transfer systems relating to consumer accounts. An "electronic fund transfer" includes, among other things, point-of-sale transfers, automatic teller machine transactions, direct deposits or withdrawal of funds, and transfers initiated by telephone. Specifically excluded are transfers of funds originated by check, either in paper form or through an electronic terminal. Neither the Electronic Fund Transfer Act nor Regulation E, which interprets that law, specifically address bill payment services such as ours. At such time as we initiate electronic bill payment, we may become subject to the Electronic Fund Transfer Act and Regulation E provisions governing electronic fund transfer service providers that do not hold customer accounts. These provisions provide for various disclosures and the maintenance of error resolution procedures. In some instances, we may also be subject to provisions relating to pre-authorized electronic transfers, including obtaining customer pre-authorization and providing certain notices.

     We are also subject to federal privacy law provisions set forth in the recently enacted Gramm-Leach-Bliley Act. These provisions require disclosure of our privacy policy when we establish a customer relationship, which is consistent with our present practice. This law may limit the ability of financial services organizations to share confidential information about consumers with third parties. Because we do not contemplate entering into such third-party sharing arrangements, we do not believe that this law will adversely affect our business.

     Federal, state and local laws and regulations may be adopted in the future to address issues such as:

     - pricing;

     - online content regulation;

     - privacy;

     - taxation; and

     - the characteristics and quality of online products and services.

     New laws or regulations relating to the Internet could have a material and adverse effect on our business, financial condition and results of operations. For more information, see "Risk Factors -- Our business could be subject to financial institution regulation, which could make our business more expensive to operate."

     Because we are an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines and penalties and could result in our inability to enforce agreements in that jurisdiction. For more information, see "Risk Factors -- Government regulation of the Internet may add to our operating costs."

INTELLECTUAL PROPERTY

     We regard the protection of our intellectual property rights to be important. We rely on a combination of patent, copyright, trademark, service mark and trade secret restrictions and contractual provisions to protect our intellectual property rights. We require employees and independent contractors to enter into confidentiality and invention assignment agreements and require some employees to enter into non-competition agreements. The contractual provisions and the other steps we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies.

     We have applied for United States trademark registration on Paytrust, Paytrust.com, SmartBalance, "Pay Your Bills in Nanoseconds" and our floating check design. We have also applied for European trademark registration on Paytrust.

     We have filed a patent application in the United States with respect to certain features of our Paytrust service relating to conversion of paper documents to electronic format for presentation of information online and imaging remittance stubs for billers. We cannot assure that this patent will be issued, or that, even if issued, this patent will adequately protect our technology or processes or otherwise result in commercial advantages to us.

     There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

     For further information, see "Risk Factors -- Our proprietary rights may not be fully protected and we may be subject to intellectual property infringement claims by others."

     We are aware of U.S. Patent No. 5,956,700 relating to electronic bill presentment and payment services owned by Midwest Payment Systems. Although the Midwest patent principally involves electronic bill receipt and payment services, its scope could be broader and may extend to non-electronic bill payment services such as ours. We are currently developing our capability to receive electronic bills. Our future profitability will depend, in significant part, on our ability to increase the percentage of bills we receive electronically and our ability to make payments electronically on behalf of our members. If we conduct electronic bill presentment and payment services without obtaining a license from Midwest, we could infringe the Midwest patent. We are, however, conducting a search for prior art relevant to the validity, enforceability and scope of the Midwest patent. We have entered into a non-binding letter agreement under which we will license Midwest's patent in exchange for a warrant to purchase 100,000 shares of our common stock at an exercise price of $5.00 per share and an annual license fee of $25,000. However, any license would be subject to negotiation of definitive terms. If we do not obtain a license from Midwest, we face the risk that Midwest could initiate a patent infringement lawsuit against us claiming that our business practices infringe their patent. Such a lawsuit would likely cause us to incur significant expenses in defending against the claim and could lead to an injunction, damages or the need to make royalty payments, any of which could adversely affect our business, financial condition and results of operations. In addition, our ability to remit payments to third party billers electronically is currently limited by contractual provisions with one of our business development partners relating to this patent. See "Risk Factors -- Our business may be limited by an outstanding patent, and we could be subject to costly patent infringement claims."

EMPLOYEES

     As of February 19, 2000, we had 88 employees and 78 temporary personnel. Of our employees, 25 are engaged in operations, 19 are engaged in research and development, 14 are engaged in customer service, 16 are engaged in sales and marketing and 14 are engaged in administration, human resources and legal affairs. All of our temporary personnel are engaged in operations. None of our employees are represented by a collective bargaining agreement, and we believe that we have good relations with our employees.

FACILITIES

     We lease all of our facilities and believe our current facilities are adequate to meet our needs for the foreseeable future. We believe additional or alternative facilities can be leased to meet our future needs on commercially reasonable terms.

     The following table describes our facilities:

                                 APPROXIMATE
LOCATION                        SQUARE FOOTAGE           USE                  TERM OF LEASE
--------                        --------------   -------------------  ------------------------------
Princeton (West Windsor
  Township), New Jersey.......       7,800       Principal corporate  Expires September 2004 with no
                                                   offices              renewal option
Lawrenceville, New Jersey.....      50,000*      Operations           Expires January 2005 with
                                                                      five-year renewal option
Herndon, Virginia.............         200       Sales office         Expires August 2000 with
                                                                        one-year renewal option

---------------
* We currently occupy 2,000 square feet. Under our lease, an additional 18,000 square feet will be ready for occupancy by May 31, 2000; an additional 15,000 square feet will be available for occupancy no later than June 30, 2000; and the remaining 15,000 square feet will be available for occupancy no later than November 30, 2000.

     We intend to open facilities in other locations to accommodate the expansion of our operations and provide additional system backup capabilities.

LEGAL PROCEEDINGS

     We may, from time to time, become a party to various legal proceedings in the ordinary course of business. These claims, even if without merit, could cause us to expend significant financial and managerial resources, which could adversely affect our business operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth specific information regarding our executive officers and directors:

NAME                                   AGE                         POSITION(S)
----                                   ---                         -----------
Edward G. McLaughlin.................  34     Chief Executive Officer and Director
Flint A. Lane........................  33     Chairman of the Board, President and Chief Operating
                                              Officer
John A. Yapaola......................  40     Executive Vice President, Business Development
Kenneth W. Zeng......................  33     Chief Financial Officer, Secretary and Treasurer
Lawrence R. Greenberg................  33     Chief Technology Officer
David S. Fortney.....................  35     Chief Development Officer
Edward J. Yocum, Jr. ................  34     Vice President and General Counsel
Brion B. Applegate(a)................  46     Director
Pierric D. Beckert(b)................  33     Director
R. Bradford Burnham(b)...............  45     Director
John L. Connolly(a)..................  48     Director
Gary E. Rieschel(a)..................  43     Director

---------------
(a) Member of the audit committee

(b) Member of the compensation committee

     Each executive officer serves at the discretion of our board of directors, subject to the terms of the employment agreements described below under "Employment and Change in Control Agreements."

     Following this offering, our certificate of incorporation will divide our board of directors into three classes, with each director serving for a
three-year term.                will be in the class of directors with a term
ending at the annual meeting of stockholders held in 2001.                will
be in the class of directors with a term ending at the annual meeting of
stockholders held in 2002.                will be in the class of directors with
a term ending at the annual meeting of stockholders in 2003. To the extent there is an increase in the number of directors, we will distribute the additional directorships so that, as nearly as possible, each class will consist of an equal number of directors.

     Under a voting agreement among all of the current stockholders that terminates upon the completion of this offering, the holders of Series A preferred stock have designated one director, the holders of Series B preferred stock have designated two directors, the holders of Series C preferred stock have designated two directors, the holder of the Series D preferred stock may designate one director if the Series D preferred stock is issued and the holders of common stock have designated two directors. Mr. Connolly has been designated by the holders of Series A preferred stock, Messrs. Burnham and Applegate have been designated by the holders of Series B preferred stock, Messrs. Beckert and Rieschel have been designated by the holders of Series C preferred stock, and Messrs. Lane and McLaughlin have been designated by the holders of common stock.

     Edward G. McLaughlin is our co-founder and has served as a director since our inception. Mr. McLaughlin has been our Chief Executive Officer since June 1999 and was our President from January 1999 to June 1999. From July 1995 until October 1998, Mr. McLaughlin held various positions, most recently as Executive Vice President of Marketing, at Logic Works, Inc., a provider of relational database modeling and design, which was acquired by Platinum Technology, Inc. in May 1998. From 1992 to July 1995, Mr. McLaughlin was Director of Information Tools at Actium Corporation, a systems integration company. From 1987 to 1992, Mr. McLaughlin was Manager of EDI (Electronic Data Interchange) Services at Information and Financial Services, Inc., a software and services company. Mr. McLaughlin holds a B.S. in Economics from the Wharton School, University of Pennsylvania.

     Flint A. Lane is our co-founder and has served as our Chief Operating Officer and a director since our inception, our President since June 1999 and our Chairman of the Board since June 1999. From January 1999 to June 1999, Mr. Lane served as our Vice President, Secretary and Treasurer. From March 1996 to September 1998, Mr. Lane held various positions, most recently as Executive Vice President of Research and Development, at Logic Works. From March 1995 to February 1996, Mr. Lane served as Laboratory Manager of the New York, New York facility of Platinum Technology. From 1990 to March 1995, Mr. Lane served as Vice President of Development of BrownStone Solutions Inc., a provider of enterprise repository software. Prior to 1990, Mr. Lane was employed by Arthur Andersen LLP. Mr. Lane holds a B.S. in Computer Science from Rensselaer Polytechnic Institute.

     John A. Yapaola has served as our Executive Vice President, Business Development since June 1999. From June 1996 to June 1999, he was Vice President of the Americas for The Fantastic Corporation, a developer of broadband technology. From 1994 to May 1996, Mr. Yapaola was Vice President of Sales at Logic Works. From 1992 to 1994, Mr. Yapaola held senior management positions at Parametric Technology Corporation, a provider of integrated product development and lifecycle management software solutions. Mr. Yapaola holds a B.S. in Marketing from St. Peter's College.

     Kenneth W. Zeng, CPA, has served as our Chief Financial Officer since January 2000 and joined us as Vice President, Finance in April 1999. Since June 1999, he has also been our Secretary and Treasurer. From September 1998 to March 1999, Mr. Zeng was Vice President of Finance and Administration at Nettech Systems, Inc., a provider of middleware software as part of a wireless communication system. From July 1995 to July 1998, Mr. Zeng held various corporate finance positions at Logic Works, including, most recently, Controller. Prior to joining Logic Works, Mr. Zeng was an Audit Manager at Ernst & Young LLP, where he worked for seven years. Mr. Zeng holds a B.A. in Business Administration from Saint Bonaventure University.

     Lawrence R. Greenberg has served as our Chief Technology Officer since October 1999. From July 1999 until joining us, Mr. Greenberg served as Chief Operating Officer at Acolyte Systems, Inc., a developer of wireless programmable lighting systems. From 1993 through July 1999, Mr. Greenberg served as Chief Information Officer at Princeton eCom Corporation, an electronic commerce company. Mr. Greenberg holds a B.A. in Psychology from Rutgers University.

     David S. Fortney has served as our Chief Development Officer since February 2000. From January 1997 until joining us, Mr. Fortney served as Chief Development Officer at Integrion Financial Network LLC, a provider of internet banking and bill payment infrastructure to financial institutions. From 1994 to January 1997, Mr. Fortney served as Senior Vice President, Strategic Technology Group, of NationsBank Corp. Mr. Fortney holds a B.S. in Mathematics from the University of North Carolina and an M.S. in Operations Research from Stanford University.

     Edward J. Yocum, Jr. has served as our Vice President and General Counsel since February 2000. Mr. Yocum was an attorney with Morgan, Lewis & Bockius LLP, New York, New York, from March 1996 until joining us, and an attorney with Shearman & Sterling, New York, New York, from 1990 through March 1996. Mr. Yocum has concentrated his practice in the areas of corporate finance and mergers and acquisitions. Mr. Yocum holds a B.B.A. from Temple University and a J.D. from Villanova University School of Law.

     Brion B. Applegate has served as our director since May 1999. He is the Managing General Partner of Spectrum Equity Investors III, L.P. and the Managing General Partner of Spectrum Equity Investors, a venture capital firm, which he co-founded in 1993. Prior to forming Spectrum, he was a General Partner of funds managed by Burr, Egan, Deleage & Co., a venture capital firm, from 1982 to 1993. Mr. Applegate serves as a director of Network Access Solutions, Inc. and Tut Systems, Inc. Mr. Applegate holds a B.S. from Colgate University and an M.B.A. from Harvard Business School.

     Pierric D. Beckert has served as our director since November 1999. He has served as Senior Vice President of Interactive Investments, a division of American Express Relationship Services and part of American Express Travel Related Services Company, Inc. since January 2000. From December 1998 to

January 2000, Mr. Beckert served as Vice President of Interactive Enterprise Development, a division of American Express Relationship Services. From August 1996 to December 1998, Mr. Beckert served as the Director of Interactive New Business Development within American Express Relationship Services. From 1994 to 1996, Mr. Beckert was a director of the Customer Information Management group within American Express Travel Related Services. Mr. Beckert serves as a director of Exactis.com, Inc. Mr. Beckert received an M.A. from the Ecole Nationale de la Statistique et de l'Administration Economique.

     R. Bradford Burnham has served as our director since May 1999. He is a Manager of Venture Management LLC, a venture capital firm operating funds including AT&T Venture Fund II, LP, Special Partners Fund, LP and Special Partners Fund International, LP. Prior to joining Venture Management LLC in 1993, he was founder and Chief Executive Officer of Echo Logic. Prior to that time, Mr. Burnham held a variety of sales and marketing positions at AT&T, most recently as Director of Business Development for AT&T Computer Systems. Mr. Burnham serves as a director of Audible, Inc. and MediConsult, Inc. Mr. Burnham holds a B.A. from Wesleyan University.

     John L. Connolly has served as our director since February 1999 and has served as the President of Aralia Technology Partners, LP, a venture capital firm, since its inception in February 1999. Prior to that time, Mr. Connolly served in various capacities at Actium Corporation, Actium Technology, Inc. and Actium Tools, Inc., all information technology consulting companies, from 1992 until those companies were acquired by Modis Professional Services in March 1998. Mr. Connolly served as President of both Actium Corporation and Actium Tools from February 1995 to March 1998 and as Chief Operating Officer of Actium Technology from March 1998. Mr. Connolly holds a B.S. in accounting and an M.B.A. from Philadelphia College of Textiles and Science.

     Gary E. Rieschel has served as our director since November 1999. He is the Executive Managing Director of SOFTBANK Venture Capital, a venture capital firm. Since joining SOFTBANK in January 1996, he has led the firm's venture capital activities in the United States. Mr. Rieschel served as Senior Vice President, Marketing at nCUBE from 1995 until joining SOFTBANK and as Director, Worldwide Channels at Cisco Systems, Inc. from 1993 to 1994. Mr. Rieschel is a member of SOFTBANK Corporation's Global Executive Board and Investment Committee. Mr. Rieschel serves as a director of Preview Systems Inc. and Net2Phone, Inc. Mr. Rieschel holds a B.A. in biology from Reed College and an M.B.A. from Harvard Business School.

BOARD COMMITTEES

     The audit committee of the board of directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The audit committee currently consists of Brion B. Applegate, John L. Connolly and Gary E. Rieschel.

     The compensation committee of the board of directors reviews and recommends to the board of directors the compensation and benefits of all of our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Pierric D. Beckert and R. Bradford Burnham.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions regarding compensation for 1999, other than the grant of options, were made by the entire board of directors, which included Edward G. McLaughlin, our Chief Executive Officer, and Flint A. Lane, our Chairman of the Board, President and Chief Operating Officer.

DIRECTOR COMPENSATION

     We reimburse our directors for travel and lodging expenses in connection with attendance at board and committee meetings. We may determine to provide compensation to our directors in the future.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which a director derives an improper personal benefit.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity and certain other capacities, such as serving as a director of another corporation at our request, regardless of whether the bylaws would permit indemnification. We have purchased directors and officers liability insurance.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation we paid to our Chief Executive Officer and our other executive officer whose salary and bonus exceeded $100,000 in 1999. We call these persons "principal executive officers" in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                         ANNUAL COMPENSATION   --------------------
                                                         -------------------   NUMBER OF SECURITIES
          NAME AND PRINCIPAL POSITION             YEAR    SALARY     BONUS      UNDERLYING OPTIONS
          ---------------------------             ----   --------   --------   --------------------
Edward G. McLaughlin
  Chief Executive Officer.......................  1999   $76,923    $50,000          442,500
Flint A. Lane
  Chairman of the Board, President and Chief
  Operating Officer.............................  1999    76,923     50,000          442,500

STOCK OPTION INFORMATION

                     OPTION GRANTS DURING LAST FISCAL YEAR

     The following table provides information regarding stock options granted to our principal executive officers during 1999. Except as noted below, all options were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our board of directors.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF
                                                                                                         STOCK PRICE
                              NUMBERS OF      PERCENT OF TOTAL                                        APPRECIATION FOR
                              SECURITIES      OPTIONS GRANTED                                          OPTION TERM(1)
                              UNDERLYING      TO EMPLOYEES IN    EXERCISE PRICE                     ---------------------
NAME                        OPTIONS GRANTED     FISCAL YEAR        PER SHARE      EXPIRATION DATE      5%          10%
----                        ---------------   ----------------   --------------   ---------------   ---------   ---------
Edward G. McLaughlin......      398,253(2)          22.3%            $2.03           12/21/09
                                 44,247(3)           2.5              2.26           12/21/04

Flint A. Lane.............      398,253(2)          22.3              2.03           12/21/09
                                 44,247(3)           2.5              2.26           12/21/04

---------------
(1) The amounts in the 5% and 10% columns show hypothetical gains that could be achieved if the options listed in the table were exercised at the end of the option term. The gains are based on assumed rates of appreciation of five percent and ten percent compounded annually from the date the options were granted to the end of their term, assuming for the purposes of this table only that the per share market price on the date of grant was equal to the
    assumed initial public offering price of $     per share. In using these
    assumptions, we do not intend to forecast future appreciation of our stock price. Moreover, the potential realizable value shown does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(2) These options vest immediately on the first to occur of the valuation of our company at an amount greater than $500,000,000 or the seventh anniversary of the date of grant.

(3) These options were granted at an exercise price equal to 110% of the fair market value of our common stock as determined by our board of directors on the date of grant. These options vest immediately on the first to occur of the valuation of our company at an amount greater than $500,000,000 or the fifth anniversary of the date of grant.

                         FISCAL YEAR END OPTION VALUES

     The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our principal executive officers as of December 31, 1999. None of these executive officers exercised options during 1999. We have calculated the value of in-the-money
options based on the assumed initial public offering price of $     per share.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                             OPTIONS AT DECEMBER 31, 1999         DECEMBER 31, 1999
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Edward G. McLaughlin.......................      --            442,500           --              $
Flint A. Lane..............................      --            442,500           --

STOCK PLANS

     1999 Equity Compensation Plan. Our equity compensation plan provides for grants of incentive stock options, nonqualified stock options, and restricted stock to our employees, advisors, consultants and non-employee directors. The plan authorizes up to 6,667,523 shares of our stock for issuance under the terms of the plan. After the consummation of this offering, no more than 300,000 shares in the aggregate may be granted to any individual in any calendar year. As of February 28, 2000, options to purchase 2,059,657 options were outstanding under the plan. In addition we have granted 40,000 shares of restricted stock in exchange for an approximately $32,800 promissory note. No other type of grant was outstanding under the plan. If options granted under the plan expire or are terminated for any reason without being exercised, or if restricted stock is forfeited, the shares of stock underlying the grants will again be available for purposes of the plan.

      General. The board of directors may amend or terminate the plan at any time. However, the board of directors may not amend the plan without stockholder approval if such approval is required in order for grants of incentive stock options to meet the requirements of Section 422 of the Internal Revenue Code or such approval is required in order to exempt compensation under the plan from the deduction limit under Section 162(m) of the Internal Revenue Code.

      Administration of the Plan. The Plan is administered by the compensation committee of the board of directors, which will, among other things, determine the terms and recipients of grants of options or restricted stock under the plan.

      Options. The exercise price of an incentive stock option must be equal to or greater than the fair market value of our stock on the date the incentive stock option is granted. The exercise price of a nonqualified stock option may be equal to, greater than or less than the fair market value of our stock on the date the nonqualified stock option is granted. The compensation committee will determine the term of each option, up to a maximum ten year term. The term of an incentive stock option granted to an employee who owns more than 10% of our stock may not exceed five years from the date of grant.

      Restricted Stock. The compensation committee may issue shares of stock to participants subject to restrictions or no restrictions, as the compensation committee determines. Unless the compensation committee determines otherwise, during the restriction period, grantees will have the right to vote shares of restricted stock and to receive dividends or other distributions, if any, paid on such shares. If a grantee's employment or service terminates during the restriction period or if any other conditions are not met, the restricted stock will terminate as to all shares on which restrictions are still applicable, unless the compensation committee determines otherwise.

      Change of Control. Upon a change of control, as defined in the plan, where we are not the surviving corporation or we survive only as a subsidiary of another corporation, unless the compensation committee determines otherwise, all outstanding options that are not exercised will be assumed by, or replaced with, comparable options of the surviving corporation, and all outstanding restricted stock will be converted to restricted stock of the surviving corporation.

     Upon a change of control, the compensation committee may, but is not required to:

     - accelerate the vesting and exercisability of outstanding stock options and cause the restrictions on restricted stock to lapse;

     - require that grantees surrender their outstanding options in exchange for payment by us, in cash or stock, as determined by the compensation committee, in an amount equal to the amount by which the fair market value of the shares of stock subject to the grantee's unexercised options exceeds the exercise price of the options; or

     - after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options.

     2000 Employee Stock Purchase Plan. We have adopted, effective upon the date of this prospectus, an employee stock purchase plan. Under the purchase plan, eligible employees will be provided an opportunity to purchase shares of common stock generally through regular payroll deductions. The purchase plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

     Under the purchase plan, 500,000 shares of common stock are authorized for issuance. Employees will be given an opportunity to purchase shares of common stock during consecutive periods commencing on the date of this prospectus and on the first trading day after the following November 30 and May 31, and the right to purchase shares will expire on the last day of the period. The purchase price of each share of stock during the initial purchase period will be the lesser of the fair market value per share of our stock on the effective date of the plan or 85% of the fair market value on the purchase date. Thereafter, the purchase price of each share of stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of our stock on the start date of the purchase period or on the date of purchase. The maximum number of shares that an employee may purchase during a purchase period is 1,500 shares. The purchase plan will terminate in ten years, unless it is terminated sooner by our board of directors.

     401(k) Plan. Our employees are eligible to participate in our 401(k) plan. Under our 401(k) plan, employees may elect to make a salary reduction contribution up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit, which was $10,000 in 1999. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that the contributions by our employees will be deductible when made and income earned on plan contributions are not taxable to the employees until withdrawn. We do not make matching or profit sharing contributions, although we may choose to do so in the future.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     We have employment agreements with Edward G. McLaughlin, Flint A. Lane and John A. Yapaola. Under their employment agreements, Messrs. McLaughlin and Lane are each employed for a two year term ending May 28, 2001 at a base annual salary of $100,000 plus a bonus, which for 1999 was $50,000, renewable for successive one year terms unless either party gives a termination notice at least 90 days prior to the end of the term. The compensation committee has increased each of Messrs. McLaughlin's and Lane's salary to $175,000 for 2000. In the event that we desire to terminate the agreements with either or both of Messrs. McLaughlin and Lane without cause, we must continue to pay their base salary for the greater of nine months or the remainder of the employment term. Under Mr. Yapaola's employment agreement, he serves at the discretion of the board of directors at a base annual salary of $100,000, plus a bonus, not to exceed $500,000, based on the number of paying members that sign up for our service through Mr. Yapaola's initiatives. Mr. Yapaola's base annual salary increased to $125,000 for 2000. Mr. Yapaola is entitled to an annual non-refundable advance of $50,000 on his bonus, paid on a biweekly basis. Mr. Yapaola may be terminated without cause upon three months prior written notice. In such an event, we must continue paying Mr. Yapaola an amount equal to 50 percent of his total annual compensation, including bonus earned to the date of termination, in equal installments over a three month period. In addition, Mr. Yapaola will have the right, for a 90 day period following termination without cause, to purchase all of his vested options.

     Our other executive officers, Kenneth W. Zeng, Lawrence R. Greenberg, David
S. Fortney and Edward J. Yocum, serve at the discretion of our board of directors. Under their severance agreements, if we experience a change of control, as defined in their agreements, and any of these officers is involuntarily terminated within 18 months of such change of control, the terminated officer shall receive a severance payment, payable over six months, equal to 50 percent of base salary plus target bonus, in the case of Messrs. Zeng, Fortney and Yocum, and equal to two months of base salary for every year of service, up to a maximum of six months, in the case of Mr. Greenberg. In the event any of these officers are involuntarily terminated within 18 months of a change of control, all outstanding options held by the terminated officer immediately accelerate and remain fully exercisable until the earlier of (a) the expiration of the option term or (b) the expiration of a one year period measured from the effective date of the involuntary termination.

                           RELATED PARTY TRANSACTIONS

SALES OF COMMON STOCK TO EXECUTIVE OFFICERS

     In October 1998, we sold 4,500,000 shares of common stock (as adjusted for the subsequent merger of LM Holdings, Inc. with us) at a price of $0.02 per share for an aggregate purchase price of $200,000 to each of Edward G. McLaughlin, our Chief Executive Officer, and Flint A. Lane, our Chairman of the Board, President and Chief Operating Officer.

     In June 1999, we sold 200,000 shares of common stock to John A. Yapaola, our Executive Vice President, Business Development, at a price of $0.82 per share for an aggregate purchase price of $164,000. We loaned Mr. Yapaola approximately $164,000 to purchase these shares. The loan bears interest at a rate of 6.75% and is due and payable in full on June 14, 2002. We may accelerate the maturity of the outstanding principal balance due on the loan in the event Mr. Yapaola's employment with us is terminated at any time for any reason.

     In October 1999, we sold 40,000 shares of common stock to Lawrence R. Greenberg, our Chief Technology Officer, at a price of $0.82 per share for an aggregate purchase price of $32,800. We loaned Mr. Greenberg approximately $32,800 to purchase these shares. The loan bears interest at a rate of 6.75% and is due and payable in full on October 25, 2002. We may repurchase these shares at $0.82 per share if Mr. Greenberg's employment with us is terminated prior to the first anniversary of our sale of the common stock to him. We may accelerate the maturity of the outstanding principal balance due on the loan in the event Mr. Greenberg's employment with us is terminated at any time for any reason.

PREFERRED STOCK PRIVATE PLACEMENTS

     See "Principal Stockholders" for information regarding the management of some of the entities listed below.

     The holders of Series A, Series B and Series C preferred stock have registration rights and the holder of Series D preferred stock will have registration rights if the Series D preferred stock (or common stock issuable upon conversion of the Series D preferred stock) is issued. See "Description of Capital Stock -- Registration Rights." Each share of preferred stock will convert into one share of common stock at the closing of this offering.

     Series A Preferred Stock. In February 1999, we sold 1,000,000 shares of Series A preferred stock and a five-year warrant to purchase 1,000,000 shares of common stock to Aralia Technology Partners, LP for an aggregate purchase price of $500,000. The exercise price of the warrant is $1.00 per share. John L. Connolly, one of our directors, is an affiliate of Aralia Technology Partners.

     Series B Preferred Stock. In May 1999, we sold an aggregate of 7,926,829 shares of Series B preferred stock at a price of $0.82 per share for an aggregate purchase price of $6,500,000, as follows:

                                                             NUMBER OF      AGGREGATE
INVESTOR                                                      SHARES      PURCHASE PRICE
--------                                                     ---------    --------------
AT&T Venture Fund II, LP*..................................  1,451,220      $1,190,000
Special Partners Fund, LP*.................................    428,685         351,522
Special Partners Fund International, LP*...................  2,388,388       1,958,478
Spectrum Equity Investors III, L.P.**......................  3,353,658       2,750,000
Nassau Holdings, Inc. .....................................    304,878         250,000
                                                             ---------      ----------
                                                             7,926,829      $6,500,000
                                                             =========      ==========

---------------
 * R. Bradford Burnham, one of our directors, is affiliated with these entities.

** Brion B. Applegate, one of our directors, is affiliated with this entity.

     Series C Preferred Stock. In November 1999, we sold an aggregate of 13,274,338 shares of Series C preferred stock at a price of $2.26 per share for an aggregate purchase price of $30,000,002, as follows:

                                                            NUMBER OF        AGGREGATE
INVESTOR                                                      SHARES      PURCHASE PRICE
--------                                                    ----------    ---------------
SOFTBANK Technology Ventures, V, L.P.*....................   5,079,293      $11,479,202
SOFTBANK Technology Ventures Advisors Fund V, L.P.*.......     139,115          314,400
SOFTBANK Technology Ventures Entrepreneurs Fund V,
  L.P.*...................................................      91,327          206,399
American Express Travel Related Services Company,
  Inc.**..................................................   1,769,912        4,000,001
GE Capital Equity Investments, Inc. ......................   1,327,434        3,000,001
The Goldman Sachs Group, Inc. ............................     442,478        1,000,000
TWP Paytrust Investors....................................     221,239          500,000
Tailwind Capital Partners, L.P. ..........................     221,239          500,000
AT&T Venture Fund II, LP..................................     752,036        1,699,601
Special Partners Fund, LP.................................     222,667          503,227
Special Partners Fund International, LP...................   1,237,686        2,797,170
Spectrum Equity Investors III, L.P.***....................   1,555,090        3,514,503
Spectrum III Investment Managers' Fund, L.P...............      15,708           35,500
Nassau Holdings, Inc......................................      88,495          199,999
Gary M. Lauder............................................      88,495          199,999
Noel Rahn.................................................      22,124           50,000
                                                            ----------      -----------
                                                            13,274,338      $30,000,002
                                                            ==========      ===========

---------------
  * Gary E. Rieschel, one of our directors, is affiliated with these entities.

 ** Pierric D. Beckert, one of our directors, is affiliated with this entity.

*** Spectrum Equity Investors III, L.P. paid $2,500,000 of the purchase price through cancellation of a promissory note issued earlier in November 1999. See Note 5 to the Consolidated Financial Statements.

     The limited partners of Tailwind Capital Partners, L.P. and the partners of TWP Paytrust Investors are employees of Thomas Weisel Partners LLC, one of the representatives of the underwriters. See "Underwriting."

     Series D Preferred Stock. In March 2000, we entered into an agreement to sell an aggregate of 2,500,000 shares of Series D preferred stock at a price of $4.00 per share for an aggregate purchase price of $10,000,000 to Citicorp Electronic Commerce, Inc. This agreement is subject to approval by the Office of the Comptroller of the Currency or other applicable regulatory authority. If such approval is subject to restrictions or conditions, they must be satisfactory to us. If the Series D preferred stock is issued prior to consummation of the offering, it will convert into 2,500,000 shares of common stock upon the consummation of the offering. If the necessary regulatory approval is received following the consummation of the offering, we will issue 2,500,000 shares of common stock. If the Series D preferred stock is issued, the holder will have the right to designate one director.

FEBRUARY 1999 SALES OF COMMON STOCK

     In February 1999, we sold an aggregate of 200,000 shares of common stock at a price of $0.50 per share for an aggregate purchase price of $100,000, as follows:

                                                              NUMBER OF      AGGREGATE
INVESTOR                                                       SHARES      PURCHASE PRICE
--------                                                      ---------    --------------
Betsy Cook..................................................    70,000        $ 35,000
Margret M. Page.............................................    40,000          20,000
Seth M. Lane................................................    20,000          10,000
Jason J. Lane...............................................    20,000          10,000
Terrence M. Sullivan........................................    20,000          10,000
Louise M. Petrone...........................................    20,000          10,000
Marylou H. McLaughlin.......................................    10,000           5,000
                                                               -------        --------
                                                               200,000        $100,000
                                                               =======        ========

     Betsy Cook is the mother-in-law of Edward G. McLaughlin, our Chief Executive Officer; Margret M. Page is the mother-in-law of Flint A. Lane, our Chairman of the Board, President and Chief Operating Officer; Seth M. Lane and Jason J. Lane are Flint A. Lane's brothers; Terrence M. Sullivan is Flint A. Lane's step-father; Louise M. Petrone is Edward G. McLaughlin's sister and Marylou H. McLaughlin is Edward G. McLaughlin's mother. In connection with these sales, each of the purchasers signed a voting agreement giving each of Flint A. Lane and Edward G. McLaughlin the power to vote their shares. The voting agreements terminate on the date of this prospectus.

AGREEMENT WITH AMERICAN EXPRESS

     In November 1999, we entered into a Service Provision and Hosting Agreement with American Express. The agreement provides, among other things, that we will offer an American Express-branded version of our service with a "Powered by Paytrust" tagline to American Express cardmembers. We are responsible for all aspects of web site development, customer enrollment, customer service, bill aggregation, bill delivery and bill payment for these customers. We will receive at least a specified minimum monthly amount per member, subject to an increase based upon the actual price charged by American Express to its customers for the service. Under the agreement, we have agreed to promote American Express as the "Official Card of Paytrust.com" on the Paytrust web site. In connection with providing the co-branded service to American Express customers, we must comply with detailed requirements with respect to customer service, privacy and security. The term of the agreement is for a period of two years, subject to early cancellation in the event of the breach by either party of the agreement, the insolvency of either party, the sale of all or substantially all of the assets or 25% of the stock (except in connection with a public offering) by us or the failure of the American Express-branded web site to function for a period of 48 consecutive hours. American Express may terminate the agreement if we enter into the business of providing financial services or products similar to those offered by American Express. During the six-month period following termination of the agreement, American Express has the right to have us assist in transferring the co-branded service to another company. In connection with this agreement, American Express purchased 1,769,912 shares of Series C preferred stock for $4,000,001. American Express owned approximately 5.6% of our outstanding capital stock prior to this offering. Pierric D. Beckert, a director of the Company, is the senior vice president of Interactive Investments, a division of American Express Relationship Services, part of American Express Travel Related Services Company, Inc. The terms of the agreement were negotiated at arms length.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of common stock by us for the following persons:

     - our principal executive officers;

     - each director;

     - each stockholder known by us to own beneficially more than 5% of our common stock; and

     - all executive officers and directors as a group.

     Percentage ownership in the following table is based on 31,641,167 shares of common stock outstanding as of December 31, 1999. Percentage ownership assumes the automatic conversion of all shares of preferred stock outstanding as of December 31, 1999 (which does not include the Series D preferred stock -- See "Related Party Transactions -- Preferred Stock Private Placements -- Series D Preferred Stock") into shares of common stock, which will occur upon the closing
of this offering. Following this offering, there will be           shares of
common stock outstanding, exclusive of common shares issuable upon conversion of the Series D preferred stock.

     We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by any person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of December 31, 1999 and all options that will be exercisable upon completion of the offering, to be outstanding. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table, either alone or together with such person's spouse, possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The address of each of the principal executive officers and directors is c/o Paytru$t, Inc., 29 Emmons Drive, Building B, Princeton, New Jersey 08540.

                                                                             PERCENTAGE OF SHARES
                                                          SHARES              BENEFICIALLY OWNED
                                                       BENEFICIALLY    ---------------------------------
                                                          OWNED        BEFORE OFFERING    AFTER OFFERING
                                                       ------------    ---------------    --------------
DIRECTORS AND EXECUTIVE OFFICERS
Edward G. McLaughlin(1)(2)...........................    4,700,000          14.8%                    %
Flint A. Lane(1)(3)..................................    4,700,000          14.8
John L. Connolly(4)..................................    2,000,000           6.1
R. Bradford Burnham(5)...............................    6,480,682          20.5
Brion B. Applegate(6)................................    4,924,456          15.6
Gary E. Rieschel(7)..................................    5,309,735          16.8
Pierric D. Beckert(8)................................    1,769,912           5.6
All directors and executive officers as a group (9
  total).............................................   29,884,785          94.4
OTHER 5% STOCKHOLDERS
AT&T Venture Fund II, LP(9)..........................    6,480,682          20.5%                    %
SOFTBANK Technology Ventures V, L.P.(10).............    5,309,735          16.8
Spectrum Equity Investors III, L.P.(11)..............    4,924,456          15.6
Aralia Technology Partners, LP(12)...................    2,000,000           6.1
American Express Travel Related Services Company,
  Inc.(13)...........................................    1,769,912           5.6

---------------
 (1) Includes 200,000 shares owned by Betsy Cook, Margret M. Page, Seth M. Lane, Jason J. Lane, Terrence M. Sullivan, Louise M. Petrone and Marylou H. McLaughlin, as to which Flint A. Lane and Edward G. McLaughlin share voting power under voting agreements. The voting agreements will terminate on the date of this prospectus, as will the beneficial ownership by Edward G. McLaughlin and Flint A. Lane of such shares. As a result, the number of shares beneficially owned by each of Mr. McLaughlin and Mr. Lane will decrease to 4,500,000 shares on the consummation of the offering.

 (2) Includes 300,000 shares held by a trust for the benefit of Mr. McLaughlin's family.

 (3) Includes 200,000 shares held by a trust for the benefit of Mr. Lane's family.

 (4) Includes 1,000,000 shares and a fully exercisable warrant to purchase 1,000,000 shares of common stock, each held by Aralia Technology Partners, LP. Mr. Connolly is the President of Aralia Technology Partners, LP and in that capacity, Mr. Connolly shares voting and investment power with other personnel of Aralia Technology Partners, LP with respect to these shares.

 (5) Includes 2,203,256 shares held by AT&T Venture Fund II, LP, 3,626,074 shares held by Special Partners Fund International, LP and 651,352 shares held by Special Partners Fund, LP. Mr. Burnham is a Manager of Venture Management Services, LLC, a venture capital firm operating funds including AT&T Venture Fund II, LP, Special Partners Fund, LP and Special Partners Fund International, LP. In that capacity, Mr. Burnham shares voting and investment power with other personnel of Venture Management Services, LLC with respect to these shares.

 (6) Includes 4,875,212 shares held by Spectrum Equity Investors III, L.P. and 49,244 shares held by Spectrum III Investment Managers' Fund, L.P. Mr. Applegate is the Managing General Partner of Spectrum Equity Investors III, L.P. and the Managing General Partner of Spectrum Equity Investors and in those capacities, shares voting and investment power with other personnel of Spectrum Equity Investors, III, L.P. and Spectrum III Investment Managers' Fund with respect to the voting and investment power over these entities' respective shares.

 (7) Includes 5,079,293 shares held by SOFTBANK Technology Ventures V, L.P., 139,115 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P. and 91,327 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V, L.P. Mr. Rieschel is the Executive Managing Director of SOFTBANK Venture Capital and in that capacity, shares voting and investment power with other personnel of SOFTBANK Venture Capital with respect to these shares.

 (8) Includes 1,769,912 shares held by American Express Travel Related Services Company, Inc. Mr. Beckert is the Senior Vice President of Interactive Investments, a division of American Express Relationship Services, part of American Express Travel Related Services Company, Inc. and in that capacity, Mr. Beckert shares voting and investment power with other personnel of American Express Travel Related Services Company, Inc. with respect to these shares.

 (9) Represents 2,203,256 shares held by AT&T Venture Fund II, LP, 3,626,074 shares held by Special Partners Fund International, LP and 651,352 shares held by Special Partners Fund, LP. See note 5. The address of AT&T Venture Fund II, LP is 295 North Maple Avenue, Basking Ridge, New Jersey 07920.

(10) Represents 5,079,293 shares held by SOFTBANK Technology Ventures V, L.P., 139,115 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P. and 91,327 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V, L.P. See note 7. The address of SOFTBANK Technology Ventures, L.P. is 200 West Evelyn Avenue, Suite 200, Mountain View, California 94043.

(11) Represents 4,908,708 shares held by Spectrum Equity Investors III, L.P. and 49,244 shares held by Spectrum III Investment Managers' Fund, L.P. See note
     6. The address of Spectrum Equity Investors, III, L.P. is 333 Middlefield Road, Suite 200, Menlo Park, California 94025.

(12) See Note 4. The address of Aralia Technology Partners, L.P. is P.O. Box 219, Gwynedd, Pennsylvania 19436.

(13) See Note 8. The address of American Express Travel Related Services Company, Inc. is Three World Financial Center, New York, New York 10285.

                          DESCRIPTION OF CAPITAL STOCK

     Upon consummation of this offering, our authorized capital stock will consist of 105,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of February 29, 2000, we had issued and outstanding:

     - 31,641,167 shares of common stock;

     - options to purchase 2,059,657 shares of common stock at a weighted average exercise price of $1.76 per share, of which options to purchase 57,800 shares were exercisable; and

     - warrants to purchase 1,500,000 shares of common stock at a weighted average exercise price of $1.74 per share.

     Information in this prospectus gives effect to the automatic conversion of all outstanding shares of our Series A, Series B and Series C preferred stock into 22,201,167 shares of common stock upon the consummation of this offering, but does not give effect to the conversion of the Series D preferred stock.

COMMON STOCK

     Set forth below is information concerning the rights underlying our common stock:

  Voting:

     - One vote for each share held of record on all matters submitted to a vote of stockholders;

     - No cumulative voting rights;

     - Election of directors by plurality of votes cast; and

     - All other matters are determined by majority of the votes cast, except as otherwise required by law.

  Dividends:

     - Subject to preferential dividend rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably declared dividends; and

     - The board of directors may only declare dividends out of legally available funds.

  Additional Rights:

     - Subject to preferential liquidation rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably net assets (available after payment of debts and other liabilities) upon our liquidation, dissolution or winding up;

     - No preemptive rights;

     - No subscription rights;

     - No redemption rights;

     - No sinking fund rights; and

     - No conversion rights.

     The rights and preferences of common stockholders are subject to the rights of any class of preferred stock we may issue in the future.

PREFERRED STOCK

     Upon the consummation of this offering, our certificate of incorporation will authorize the issuance of 5,000,000 shares of preferred stock with designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used as a method of preventing a change in control. Following this offering, no shares of preferred stock will be issued or outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

     As of February 29, 2000, there were warrants outstanding to purchase 1,500,000 shares of common stock at a weighted average exercise price of $1.74 per share. A warrant to purchase 1,000,000 shares of common stock may be exercised until February 2004. Warrants to purchase 500,000 shares of common stock may be exercised until February 2005. We have entered into a non-binding letter agreement to issue warrants to purchase 100,000 shares at an exercise price of $5.00 per share in connection with a proposed patent license. See "Business -- Intellectual Property."

OPTIONS

     As of February 29, 2000, options to purchase 2,059,657 shares were outstanding at a weighted average exercise price of $1.76 per share, of which options to purchase 57,800 shares were exercisable; an additional 4,567,866 shares have been reserved for issuance under our 1999 equity compensation plan. See "Management -- Stock Plans."

REGISTRATION RIGHTS

     The holders of 22,201,167 shares of common stock that will be outstanding after this offering (exclusive of 2,500,000 shares of Series D preferred stock that may be issued -- see "Related Party Transactions -- Preferred Stock Private Placements -- Series D Preferred Stock") are entitled to require us to register the sales of their shares under the Securities Act, under the terms of an agreement between us and the holders of these securities. Subject to limitations specified in this agreement, these registration rights include the following:

     - an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register;

     - two demand registration rights per year that holders may exercise no sooner than 180 days after our initial public offering, which require us to register sales of a holder's shares, subject to the discretion of our board of directors to delay the registration; and

     - an unlimited number of rights to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise if they request registration of the sale of more than $500,000 of common stock following the time we first qualify for the use of this form of registration with the Securities and Exchange Commission.

     In addition to the registration rights of the holders described above, Flint A. Lane, our Chairman of the Board, President and Chief Operating Officer, and Edward G. McLaughlin, our Chief Executive Officer, hold the same piggyback registration rights as to the 9,000,000 shares held by them as those described above.

     We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate as to a holder's shares when that holder may sell those shares under Rule 144(k) of the Securities Act.

ANTI-TAKEOVER PROVISIONS

  Delaware Law

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person becomes an interested stockholder, unless:

     - the corporation's board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

     - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and some types of employee stock plans; or

     - at or subsequent to the date the person became an interested stockholder, the corporation's board of directors approved the business combination, and the stockholders, by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder, authorized the transaction at an annual or special meeting of stockholders.

     A "business combination" generally includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with the person's affiliates and associates, owns 15% or more of a corporation's voting stock.

  Certificate Of Incorporation And Bylaw Provisions

     Upon the closing of this offering, our certificate of incorporation and bylaws, each as amended, will divide our board of directors into three classes as nearly equal in size as possible, with each class serving a three-year term. The terms are staggered, so that approximately one-third of the board of directors is to be elected each year. The classification of the board of directors could have the effect of making it more difficult for a third party to acquire control of us, because it would typically take more than a year for a majority of the stockholders to elect a majority of our board of directors. In addition, our certificate of incorporation and bylaws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, and may not be taken by written action in lieu of a meeting. The bylaws will also provide that special meetings of the stockholders may be called only by the board of directors, the Chairman of the Board, the President or the Chief Executive Officer. Under our bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders or to nominate a person for election as a director will be required to comply with various advance notice requirements. Any of these provisions could make it more difficult for a third party to acquire control of us.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock.

     Upon consummation of this offering, we will have outstanding shares of common stock. Of these shares, the
shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The
remaining                outstanding shares of common stock will be restricted
securities, as that term is defined in Rule 144, and may be sold only if registered or under an exemption from registration such as is available by compliance with the conditions of Rule 144 under the Securities Act. Holders of 31,201,167 shares of common stock (exclusive of 2,500,000 shares of common stock issuable upon conversion of Series D preferred stock that may be issued -- see "Related Party Transactions -- Preferred Stock Private Placement -- Series D Preferred Stock") will also have registration rights enabling them to cause us to register their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." In connection with this offering, we, our executive officers and directors and all of our stockholders have agreed that we and they will not sell, offer or contract to sell any shares of common stock without the prior written consent of Lehman Brothers, Inc. and Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus. See "Underwriting." After giving effect to the lock-up agreements, the restricted securities will be eligible for sale under Rule 144 as indicated below:

          NUMBER OF SHARES/                    DATE OF AVAILABILITY FOR RESALE INTO
       % OF TOTAL OUTSTANDING                              PUBLIC MARKET
       ----------------------                  ------------------------------------
---------------------                  180 days after the date of this prospectus due to an
                                       agreement all of our stockholders have with the
                                       underwriters. However, the underwriters can waive
                                       this restriction and allow these stockholders to sell
                                       their shares at any time, subject to the applicable
                                       conditions of Rule 144.
---------------------                  Thereafter.

     The foregoing discussion does not give effect to the exercise of stock options that may occur.

     After the completion of this offering, we intend to file a Registration Statement on Form S-8 under the Securities Act to register 7,127,523 shares of common stock reserved for issuance under our employee benefit plans, including 2,059,657 shares of common stock subject to options outstanding on February 28, 2000. Shares issued upon exercise of options granted under our 1999 equity compensation plan prior to the date of this prospectus may also be sold under Rule 701, which permits the sale of such shares by persons who are not our affiliates, subject only to the manner of sale requirements of Rule 144 for persons who are not our affiliates, and by persons who are our affiliates subject to the public information, volume limitations and manner of sale provisions and reporting requirements of Rule 144.

                                  UNDERWRITING

     Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Thomas Weisel Partners LLC, SoundView Technology Group, Inc. and Fidelity Capital Markets (a division of National Financial Services Corporation) are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Lehman Brothers Inc.........................................
Thomas Weisel Partners LLC..................................
SoundView Technology Group, Inc.............................
Fidelity Capital Markets (a division of National Financial
  Services Corporation).....................................
                                                               -------
     Total..................................................
                                                               =======

     The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material adverse change in the financial markets and that we deliver to the underwriters customary closing documents.

     The following table shows the per share and total public offering prices, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. The underwriting discount in our offering is calculated as seven percent of the initial price of the shares of common stock to be sold in the offering. The underwriting discount was determined by reference to the underwriters' experience with transactions of this type and companies in similar industries and through discussions between the underwriters and our management. These amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option.

                                                                           TOTAL
                                                                ----------------------------
                                                   PER SHARE    NO EXERCISE    FULL EXERCISE
                                                   ---------    -----------    -------------
Public offering price............................   $            $               $
Underwriting discount............................
Proceeds before expenses to us...................

     We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $          .

     The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling concession not in
excess of $     per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $     per share to brokers and dealers.
After the offering, the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option to purchase up to an
aggregate of                additional shares of common stock, exercisable
solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the second preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

     We have agreed that, without the prior consent of Lehman Brothers Inc. and Thomas Weisel Partners LLC for a period of 180 days from the date of this prospectus, we will not directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock other than issuances of securities under our employee benefit plans and shares issuable upon the exercise of options and warrants, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock. All of our executive officers, directors and stockholders have agreed under lock-up agreements that, subject to some exceptions, without the prior written consent of Lehman Brothers Inc. and Thomas Weisel Partners LLC, they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that they may own, or later acquire, or which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

     Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives of the underwriters and us. In determining the initial public offering price of the common stock, the representatives considered among other things:

     - the prevailing market conditions,

     - our historical performance and capital structure,

     - estimates of our business potential and earning prospects,

     - an overall assessment of our management, and

     - the consideration of the above factors in relation to market valuation of companies in related businesses.

     We will list our common stock for quotation on the Nasdaq National Market under the symbol "PAYT."

     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

     The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

     The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

     Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

     Thomas Weisel Partners LLC, one of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 131 filed public offerings of equity securities, of which 97 have been completed, and has acted as a syndicate member in an additional 64 public offerings of equity securities. The limited partners of Tailwind Capital Partners, L.P. and the partners of TWP Paytrust Investors are employees of Thomas Weisel Partners LLC. Tailwind Capital Partners and TWP Paytrust Investors each purchased 221,239 shares of Series C preferred stock in November 1999 for an aggregate purchase price of $500,000 each.

     Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic distribution of information through the Internet, intranet and other proprietary technology.

     A prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on Wit Capital's web site and any information contained on any other web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

     The underwriters, at our request, have reserved for sale at the initial
public offering price up to                shares of common stock to our members
who express an interest in purchasing these shares. The sale of these shares will be made by Wit Capital. Purchases of the reserved shares will be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. Any of these reserved shares not purchased by our members will be offered by the underwriters to the public on the same terms as the other shares.

     In addition to the shares being reserved by Wit Capital for sale to our
members, we have requested that the underwriters reserve up to      percent of
the shares of common stock for sale, at the initial public offering price, to directors, officers, employees and other individuals designated by us. As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these individuals and entities purchase the directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey and Philadelphia, Pennsylvania. Legal matters will be passed upon for the underwriters by O'Melveny & Myers LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission, and you should refer to the Registration Statement and its exhibits. Upon completion of this offering, we will be required to file annual quarterly and other information with the Securities and Exchange Commission. You may review a copy of the Registration Statement and any other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room in Washington, D.C., and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the Securities and Commission's Internet site at http://www.sec.gov.

                         PAYTRU$T, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit)..................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Paytru$t, Inc.:

     We have audited the accompanying consolidated balance sheets of Paytru$t, Inc. (a Delaware corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (September 16, 1998) to December 31, 1998 and for year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paytru$t, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows the period from inception (September 16, 1998) to December 31, 1998 and for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

                                            /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
February 22, 2000

                         PAYTRU$T, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                       PRO FORMA
                                                              DECEMBER 31,           STOCKHOLDERS'
                                                         -----------------------        EQUITY
                                                           1998         1999       DECEMBER 31, 1999
                                                         ---------   -----------   -----------------
                                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $  31,505   $29,235,014
  Accounts receivable, net of allowance for doubtful
     accounts of $240..................................         --         5,671
  Prepaid expenses and other...........................     23,834        74,655
                                                         ---------   -----------
     Total current assets..............................     55,339    29,315,340
PROPERTY AND EQUIPMENT, net............................     31,626       771,349
DEPOSITS...............................................      4,333       146,122
                                                         ---------   -----------
                                                         $  91,298   $30,232,811
                                                         =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.....................................  $      --   $ 1,371,876
  Accrued expenses.....................................     14,249     1,271,030
                                                         ---------   -----------
     Total current liabilities.........................     14,249     2,642,906
                                                         ---------   -----------
DEFERRED RENT LIABILITY................................         --         2,608
                                                         ---------   -----------
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.0001
  par value 2,000,000 shares authorized, none and
  1,000,000 issued and outstanding at December 31, 1998
  and 1999, redemption and liquidation value of
  $500,000.............................................         --       296,974      $        --
                                                         ---------   -----------      -----------
SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.0001
  par value 8,000,000 shares authorized, none and
  7,926,829 issued and outstanding at December 31, 1998
  and 1999, redemption and liquidation value of
  $6,500,000...........................................         --     6,469,109               --
                                                         ---------   -----------      -----------
SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.0001
  par value 13,500,000 share authorized, none and
  13,274,338 issued and outstanding, at December 31,
  1998 and 1999, redemption and liquidation value of
  $30,000,000..........................................         --    29,902,150               --
                                                         ---------   -----------      -----------
COMMITMENTS and CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.0001 par value, 9,000,000 and
     40,000,000 shares authorized at December 31, 1998
     and 1999, 9,000,000, 9,440,000 and 31,641,167
     shares issued and outstanding at December 31,
     1998, 1999 and pro forma, respectively............        900           944            3,164
Additional paid-in capital.............................    199,100       467,151       37,323,606
Warrant................................................         --       233,199          233,199
Stock subscription receivable..........................         --      (196,800)        (196,800)
Deferred compensation..................................         --       (69,226)         (69,226)
Accumulated deficit....................................   (122,951)   (9,516,204)      (9,706,646)
                                                         ---------   -----------      -----------
     Total stockholders' equity (deficit)..............     77,049    (9,080,936)     $27,587,297
                                                         ---------   -----------      ===========
                                                         $  91,298   $30,232,811
                                                         =========   ===========

        The accompanying notes are an integral part of these statements.

                         PAYTRU$T, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FROM INCEPTION
                                                           (SEPTEMBER 16, 1998)       YEAR ENDED
                                                           TO DECEMBER 31, 1998    DECEMBER 31, 1999
                                                           --------------------    -----------------
REVENUES.................................................       $      --             $    10,269
COST AND EXPENSES:
  Cost of revenues.......................................              --                 774,143
  Research and development...............................          68,646                 879,831
  Sales and marketing....................................           8,518               6,982,595
  General and administrative.............................          46,962                 996,598
                                                                ---------             -----------
     Operating loss......................................        (124,126)             (9,622,898)
INTEREST INCOME, net.....................................           1,175                 143,229
                                                                ---------             -----------
NET LOSS.................................................        (122,951)             (9,479,669)
ACCRETION OF PREFERRED STOCK TO REDEMPTION VALUE.........              --                  42,757
                                                                ---------             -----------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS...............       $(122,951)            $(9,522,426)
                                                                =========             ===========
BASIC AND DILUTED NET LOSS PER SHARE.....................       $   (0.01)            $     (1.02)
                                                                =========             ===========
PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE
  (UNAUDITED)............................................       $   (0.01)            $     (0.59)
                                                                =========             ===========
WEIGHTED AVERAGE SHARES OUTSTANDING USED
  IN BASIC AND DILUTED PER SHARE
  CALCULATION............................................       9,000,000               9,290,626
                                                                =========             ===========
WEIGHTED AVERAGE SHARES OUTSTANDING USED
  IN PRO FORMA BASIC AND DILUTED PER SHARE
  CALCULATION (UNAUDITED)................................       9,000,000              16,180,278
                                                                =========             ===========

        The accompanying notes are an integral part of these statements.

                         PAYTRU$T, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF REDEEMABLE
                        CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDER'S EQUITY(DEFICIT)

                                                                       STOCKHOLDERS' EQUITY (DEFICIT)
                                            REDEEMABLE    ---------------------------------------------------------
                                            CONVERTIBLE    COMMON              ADDITIONAL                 STOCK
                                             PREFERRED      STOCK               PAID-IN                SUBSCRIPTION
                                               STOCK       SHARES     AMOUNT    CAPITAL     WARRANT     RECEIVABLE
                                            -----------   ---------   ------   ----------   --------   ------------
Incorporation on September 16, 1998.......  $        --          --    $ --    $      --    $     --    $      --
Sale of Common stock......................           --   9,000,000     900      199,100          --           --
Net loss..................................           --          --      --           --          --           --
                                            -----------   ---------    ----    ---------    --------    ---------
Balance at December 31, 1998..............           --   9,000,000     900      199,100          --           --
Conversion from S to C corporation........           --          --      --     (129,173)         --           --
Sale of Common stock, net of offering
  expenses................................           --     440,000      44      295,909          --     (196,800)
Issuance of Common stock warrant..........     (233,199)         --      --           --     233,199           --
Sale of Series A redeemable convertible
  Preferred stock, net of offering
  expenses................................      487,416          --      --           --          --           --
Sale of Series B redeemable convertible
  Preferred stock, net of offering
  expenses................................    6,469,109          --      --           --          --           --
Sale of Series C redeemable convertible
  Preferred stock, net of offering
  expenses................................   29,902,150          --      --           --          --           --
Issuance of Common stock options for
  services rendered.......................           --          --      --       23,047          --           --
Accretion of Preferred stock to redemption
  value...................................       42,757          --      --           --          --           --
Deferred compensation.....................           --          --      --       78,268          --           --
Amortization of deferred compensation.....           --          --      --           --          --           --
Net loss..................................           --          --      --           --          --           --
                                            -----------   ---------    ----    ---------    --------    ---------
Balance at December 31, 1999..............  $36,668,233   9,440,000    $944    $ 467,151    $233,199    $(196,800)
                                            ===========   =========    ====    =========    ========    =========

                                                   STOCKHOLDERS' EQUITY (DEFICIT)
                                            --------------------------------------------
                                                                              TOTAL
                                              DEFERRED     ACCUMULATED    STOCKHOLDERS'
                                            COMPENSATION     DEFICIT     EQUITY(DEFICIT)
                                            ------------   -----------   ---------------
Incorporation on September 16, 1998.......    $     --     $        --     $        --
Sale of Common stock......................          --              --         200,000
Net loss..................................          --        (122,951)       (122,951)
                                              --------     -----------     -----------
Balance at December 31, 1998..............          --        (122,951)         77,049
Conversion from S to C corporation........          --         129,173              --
Sale of Common stock, net of offering
  expenses................................          --              --          99,153
Issuance of Common stock warrant..........          --              --         233,199
Sale of Series A redeemable convertible
  Preferred stock, net of offering
  expenses................................          --              --              --
Sale of Series B redeemable convertible
  Preferred stock, net of offering
  expenses................................          --              --              --
Sale of Series C redeemable convertible
  Preferred stock, net of offering
  expenses................................          --              --              --
Issuance of Common stock options for
  services rendered.......................          --              --          23,047
Accretion of Preferred stock to redemption
  value...................................          --         (42,757)        (42,757)
Deferred compensation.....................     (78,268)             --              --
Amortization of deferred compensation.....       9,042              --           9,042
Net loss..................................          --      (9,479,669)     (9,479,669)
                                              --------     -----------     -----------
Balance at December 31, 1999..............    $(69,226)    $(9,516,204)    $(9,080,936)
                                              ========     ===========     ===========

        The accompanying notes are an integral part of these statements.

                         PAYTRU$T, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FROM INCEPTION
                                                           (SEPTEMBER 16, 1998)       YEAR ENDED
                                                           TO DECEMBER 31, 1998    DECEMBER 31, 1999
                                                           --------------------    -----------------
OPERATING ACTIVITIES:
  Net loss...............................................       $(122,951)            $(9,479,669)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Compensation element of stock options grants........              --                  32,089
     Depreciation and amortization.......................           2,086                 104,328
     Increase in assets and liabilities --
       Accounts receivable...............................              --                  (5,671)
       Prepaid expenses and other........................         (23,834)                (50,821)
       Accounts payable..................................              --               1,371,876
       Accrued expenses..................................          14,249               1,259,389
                                                                ---------             -----------
       Net cash used in operating activities.............        (130,450)             (6,768,479)
                                                                ---------             -----------
INVESTING ACTIVITIES:
  Purchases of property and equipment....................         (33,712)               (844,051)
  Deposits...............................................          (4,333)               (141,789)
                                                                ---------             -----------
       Net cash used in investing activities.............         (38,045)               (985,840)
                                                                ---------             -----------
FINANCING ACTIVITIES:
  Net proceeds from issuance of Common stock.............         200,000                  99,153
  Net proceeds from issuance of Preferred stock..........              --              36,858,675
                                                                ---------             -----------
       Net cash provided by financing activities.........         200,000              36,957,828
                                                                ---------             -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS................          31,505              29,203,509
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........              --                  31,505
                                                                ---------             -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................       $  31,505             $29,235,014
                                                                =========             ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.................................       $      --             $     7,534
                                                                =========             ===========

        The accompanying notes are an integral part of these statements.

                         PAYTRU$T, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY:

  Background

     Paytru$t, Inc. (the "Company"), formerly Secure Commerce Services, Inc., was incorporated on September 16, 1998 as LM Holdings, Inc. (the "Parent"). On January 22, 1999, the Parent was merged with and into the Company. The Company operates an online bill presentation, payment and management service for consumers.

  Liquidity

     Since inception, the Company has incurred significant losses and as of December 31, 1999 had an accumulated deficit of $9,516,204. For the year ended December 31, 1999, the Company's net loss was $9,479,669. The Company intends to continue to invest heavily in further development of its business. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future, and that the rate at which such losses will be incurred will increase significantly from current levels. In order to make the investments necessary to expand its business, the Company plans to raise capital through sales of Preferred stock and/or an initial public offering ("IPO") of its Common stock. If not successfully completed, the Company would need to scale back or delay certain marketing activities. Management believes that their available funds plus the proceeds from additional financings or savings from cost rationalization measures will be sufficient to fund operations for the next 12 months.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The consolidated financial statements include the accounts of Secure Commerce Corp., the Company's wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments consisting of purchases with an original maturity of three months or less to be cash equivalents. As of December 31, 1999, such equivalents consisted primarily of money market funds.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Computer equipment, office furniture and office equipment are depreciated primarily over an estimated useful life of three years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

                         PAYTRU$T, INC. AND SUBSIDIARY

  Fair Value of Financial Instruments

     Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses are reflected in the accompanying consolidated financial statements at fair value due to the short-term nature of these instruments.

  Revenue Recognition

     The Company's revenues are derived from member subscription agreements, which are billed on a monthly basis. Revenue is recognized as the subscriptions are utilized. New members generally receive a period of free service. The costs related to such service are charged to cost of revenues as incurred.

  Research and Development

     Research and development expenses consist of software engineering, graphic design and other related activities. These amounts are charged to expense as incurred.

  Sales and Marketing Expense

     Sales and marketing expenses consist primarily of advertising costs. Such costs are charged to expense as incurred in accordance with Statement of Position ("SOP") 93-7, "Reporting on Advertising Costs." Such costs were $0 and $5,314,487 for the period from inception (September 16, 1998) to December 31, 1998 and for the year ended December 31, 1999, respectively.

  Income Taxes

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse. Prior to January 22, 1999, the Company was a S Corporation for Federal and State income tax purposes and, accordingly, the losses were passed through to the stockholders. On January 22, 1999, in connection with the Company's sale of Series A Preferred stock, the S Corporation was merged with and into Paytru$t, Inc.

  Net Loss Per Common Share

     The Company has presented net loss per share pursuant to SFAS No. 128, "Earnings Per Share," and the Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 98 "Computation of Earnings Per Share." Under the provisions of SFAS No. 128 and SAB No. 98, basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of Common shares outstanding during the period. Diluted loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents outstanding during the period. Dilutive loss per share has not been presented since the inclusion of all potential Common stock equivalents would be anti-dilutive.

     The Company issued a warrant to purchase 1,000,000 shares of Common stock for $1.00 per share and 1,768,216 options to purchase Common stock with a weighted average exercise price of $1.43 per share (Note 6). Such options and warrants were excluded from the calculation of basic and diluted net loss per share, as their inclusion would be anti-dilutive.

                         PAYTRU$T, INC. AND SUBSIDIARY

  Accounting for Stock-Based Compensation

     The Company applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock options. Under APB Opinion No. 25, stock compensation is based on the difference, if any, on the date of grant between the estimated fair value of the Company's Common stock and the exercise price. The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which requires compensation expense to be disclosed on the fair value of the options granted at the date of the grant. The Company accounts for stock options issued to non-employees in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" (Note 6).

  Internally Developed Software

     The American Institute of Certified Public Accountants Accounting Standards Executive Committee recently issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software, and is effective for fiscal years beginning after December 15, 1998. The statement also requires that costs related to the preliminary project stage and post implementation/operations stage in an internal-use computer software development project be charged to expense as incurred. The Company has complied with the provisions of SOP 98-1 during the year ended December 31, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's financial position or results of operations.

  Pro Forma Stockholders' Equity and Basic and Diluted Loss Per Share

     In connection with the Company's contemplated IPO, all shares of Preferred stock will be converted into Common stock (Note 5). Pro forma stockholders' equity and basic and diluted loss per share give effect to such conversion as of and for the year ended December 31, 1999.

3. PROPERTY AND EQUIPMENT:

                                                             DECEMBER 31,
                                                         --------------------
                                                          1998        1999
                                                         -------    ---------
Computer equipment and software........................  $33,712    $ 752,459
Office equipment and furniture.........................       --       82,031
Leasehold improvements.................................       --       43,273
                                                         -------    ---------
                                                          33,712      877,763
Less: Accumulated depreciation.........................   (2,086)    (106,414)
                                                         -------    ---------
                                                         $31,626    $ 771,349
                                                         =======    =========

     Depreciation and amortization expense was $2,086 and $104,328 for the period from inception (September 16, 1998) to December 31, 1998 and for the year ended December 31, 1999, respectively.

                         PAYTRU$T, INC. AND SUBSIDIARY

4. ACCRUED EXPENSES:

                                                            DECEMBER 31,
                                                        ---------------------
                                                         1998         1999
                                                        -------    ----------
Marketing costs.......................................  $    --    $  879,122
Professional fees.....................................       --       220,834
Payroll and related costs.............................   14,249       171,074
                                                        -------    ----------
                                                        $14,249    $1,271,030
                                                        =======    ==========

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY:

  Preferred Stock

     During 1999, the Company sold 1,000,000 shares of Redeemable Convertible Series A Preferred stock ("Series A Preferred"), 7,926,829 shares of Redeemable Convertible Series B Preferred stock ("Series B Preferred") and 13,274,338 shares of Redeemable Convertible Series C Preferred stock ("Series C Preferred") for net proceeds of $487,416, $6,469,109 and $29,902,150, respectively. In November 1999, the Company entered into a subordinated unsecured convertible promissory note agreement with an investor for $2,500,000, bearing interest at 10.0% annually. During the same month, this note was converted into 1,106,194 shares of Series C Preferred at the same price and under the same terms as the aforementioned sale of Series C Preferred.

     Each holder of outstanding shares of Preferred stock is entitled to the number of votes equal to the number of shares of Common stock into which the shares of Preferred stock are convertible. At the option of the stockholder, each share of Preferred stock is convertible into Common stock by dividing the original purchase price by the conversion price in effect at the time of conversion. Additionally, the Preferred stock is automatically convertible into shares of Common stock upon the earlier of an IPO resulting in at least $20,000,000 of gross proceeds to the Company at a minimum price of $7.00 per share or written consent of holders of at least 70% of the outstanding shares of Preferred stock.

     If the Company declares or pays any dividends to holders of Common stock, the Company is deemed to have declared dividends with respect to holders of Series A Preferred in the amount that would have been paid had all shares of Series A Preferred been converted into Common stock. Holders of Series B Preferred and Series C Preferred are entitled to receive non-cumulative dividends at an annual rate of $.0574 and $.1582, respectively, if declared by the board of directors, upon a liquidation or upon a redemption.

     In the event of a liquidation, dissolution, or winding up of the Company, holders of Preferred stock have preference over holders of Common stock in regards the distribution of assets of the Company. Holders of Preferred stock will be entitled to be paid out an amount equal to their respective original purchase price from available assets plus all declared but unpaid dividends. In the event the available assets are insufficient to pay the holders of Preferred stock the full amount to which they are entitled, the holders of the Preferred stock shall share ratably in the distribution of available assets in proportion to the respective amounts to which they would otherwise be entitled. After such payments have been made in full, holders of Preferred stock and Common stock will share the remaining available assets, if any, on a pro rata basis, with the amount distributable computed on the basis of the number of shares of Common stock which would be held by holders of Preferred stock if immediately prior to the liquidation all the shares of Preferred stock had been converted into shares of Common stock; provided, that, the holders of Series A Preferred, Series B Preferred and Series C Preferred receive distributions only until such holders have received up to a total of $1.50 per share, $2.46 per share and $6.78 per share, respectively.

                         PAYTRU$T, INC. AND SUBSIDIARY

     At any time after November 23, 2004, the holders of two-thirds of the outstanding shares of Series A Preferred and Series B Preferred, and the holders of a majority of the outstanding shares of Series C Preferred will have the right, respectively, to require the Company to redeem their shares of Preferred stock. The redemption price is equal to the original purchase price, plus any declared but unpaid dividends on such shares.

  Common Stock

     In October 1998, the Company sold 9,000,000 shares of Common stock at approximately $0.02 per share, resulting in proceeds of $200,000. During 1999, the Company sold 200,000 shares of Common stock for $0.50 per share, resulting in proceeds of $100,000. In addition, the Company entered into recourse loans with two employees to purchase 240,000 of such shares of Common stock for an aggregate price of $196,800. These loans were recorded as a stock subscription receivable in the accompanying consolidated balance sheet and are interest bearing at an annual rate of 6.75%.

  Warrant

     In connection with issuing shares of Series A Preferred, the Company issued a warrant to an investor to purchase 1,000,000 shares of Common stock at an initial exercise price of $1.00 per share, which is immediately exercisable. The Company valued the warrant using the Black-Scholes pricing model, applying an expected life of five years, a weighted average risk-free rate of 4.8%, an expected dividend yield of zero percent, a volatility of 70% and a deemed value of Common stock of $0.50 per share. The estimated value of the warrant, $233,199, was recorded as an offset to the proceeds of the Series A Preferred issuance.

6. STOCK OPTIONS:

     The Company has adopted the 1999 Equity Compensation Plan (the "Plan") effective January 1, 1999. The Plan provides for the granting of incentive and nonqualified stock options and restricted stock to directors, officers, consultants and employees of the Company. The board of directors determines the number of options to be granted and the option purchase price in accordance with the terms of the Plan. Vesting is established by the board of directors and generally occurs 25% per year from the vest date. Option terms are determined by the board of directors, but generally expire ten years from the date of grant.

     Information with respect to options under the Plan is as follows:

                                                                              WEIGHTED
                                                    SHARES                    EXERCISE
                                                  AVAILABLE     NUMBER OF       PRICE
                                                  FOR GRANT      SHARES      (PER SHARE)
                                                  ----------    ---------    -----------
Balance, December 31, 1998......................          --           --       $  --
  Authorized....................................   3,667,523           --          --
  Granted.......................................  (1,769,216)   1,769,216        1.43
  Canceled......................................       1,000       (1,000)       0.25
                                                  ----------    ---------       -----
Balance, December 31, 1999......................   1,899,307    1,768,216       $1.43
                                                  ==========    =========       =====

     The weighted average remaining contractual life of all options outstanding at December 31, 1999 is 9.76 years. The total number of shares available for grant under the Plan as of December 31, 1999 is 1,859,307, which includes 40,000 shares of restricted stock granted to an employee (Note 5).

                         PAYTRU$T, INC. AND SUBSIDIARY

     The following table summarizes information relating to the Plan at December 31, 1999 based upon each exercise price:

                          OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
           --------------------------------------------------   -----------------------
EXERCISE                 WEIGHTED AVERAGE         WEIGHTED                  WEIGHTED
--------               REMAINING CONTRACTUAL      AVERAGE                   AVERAGE
 PRICES     NUMBER          LIFE(YEARS)        EXERCISE PRICE   NUMBER   EXERCISE PRICE
--------   ---------   ---------------------   --------------   ------   --------------
 $0.25        40,000           9.06                $0.25        10,000       $0.25
  0.50       180,000           9.29                 0.50        10,000        0.50
  0.55       318,000           9.46                 0.55            --          --
  0.82       204,716           9.70                 0.82        15,000        0.82
  1.71        62,050           9.87                 1.71            --          --
  2.03       874,956           9.97                 2.03        10,000        2.03
  2.26        88,494           9.97                 2.26            --          --
           ---------                               -----        ------       -----
           1,768,216                               $1.43        45,000       $0.89
           ---------                               -----        ------       -----

     For purposes of SFAS No. 123 disclosure requirements, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions for options granted during 1999: weighted average risk-free interest rate of 6.27%; expected average weighted life of 6 years; dividend yield of zero; volatility of 70%. The weighted average fair value of each option granted during 1999 was $0.96. Had the compensation cost of these options been recorded for the year ended December 31, 1999, the Company's net loss would have increased by approximately $44,000.

     In connection with the contemplated IPO, the Company determined that options to purchase 375,050 shares of Common stock contained a compensatory element. The Company recorded deferred compensation of $78,268 which is being charged to expense over the vesting periods of the related options. In 1999, the Company granted options to purchase 20,000 shares of common stock to non-employees in exchange for consulting services. The Company has recorded $23,047 in sales and marketing expense for the year ended December 31, 1999 related to these options.

7. INCOME TAXES:

     The provision for income taxes consist of the following:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Current:
  Federal...................................................  $        --
  State.....................................................           --
                                                              -----------
                                                                       --
                                                              -----------
Deferred:
  Federal...................................................    2,919,435
  State.....................................................      849,221
                                                              -----------
                                                                3,768,656
Valuation Allowance.........................................   (3,768,656)
                                                              -----------
                                                              $        --
                                                              ===========

                         PAYTRU$T, INC. AND SUBSIDIARY

     Deferred taxes are determined based upon the estimated future tax effects of differences between the financial statements and income tax basis of assets and liabilities given the provisions of the enacted tax laws.

     The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Statutory federal income tax rate (benefit).................     (34.0)%
State income taxes, net of federal tax benefit..............      (5.9)%
Operating losses and other items not currently deductible,
  no tax benefit............................................      39.9%
                                                                 -----
                                                                    --%
                                                                 =====

     The tax effect of temporary differences as established in accordance with SFAS No. 109 that give rise to deferred taxes are as follows:

                                                                  1999
                                                              ------------
Net operating loss carryforwards............................  $ 3,944,051
Accruals and reserves not currently deductible..............       75,608
Research and development credit carryforwards...............       15,577
Book/tax difference of property and equipment...............       14,090
                                                              -----------
  Net deferred tax asset....................................    4,049,326
Deferred tax valuation allowance............................   (4,049,326)
                                                              -----------
  Net deferred tax asset....................................  $        --
                                                              ===========

     Due to the uncertain realization of the deferred tax asset, the Company has provided a full valuation allowance at December 31, 1999. The Company has a net operating loss carryforward of $9,507,162 which begins to expire in 2019. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available in any given year in the event of significant changes in ownership. In 1999, such a change occurred and future net operating losses will be subject to annual limitations.

8. COMMITMENTS AND CONTINGENCIES:

  Commitments

     The Company has operating leases for certain equipment and office space through 2004. Rent expense for the period from inception (September 16, 1998) to December 31, 1998, and for the year ended December 31, 1999, was $4,567 and $64,199, respectively. Remaining minimum lease payments under the leases as of December 31, 1999 are as follows:

2000........................................................   $  348,114
2001........................................................      341,218
2002........................................................      157,366
2003........................................................      160,047
2004........................................................      104,333
2005 and thereafter.........................................           --
                                                               ----------
                                                               $1,111,078
                                                               ==========

                         PAYTRU$T, INC. AND SUBSIDIARY

     In January 2000, the Company entered into a lease for additional office space through January 2005. Annual minimum lease payments under this lease are $730,580 in 2000, $796,992 in 2001 through 2004, and $66,416 in 2005.

  Employment Agreements:

     The Company has entered into employment agreements with two of its officers which provide for minimum annual salary levels of $100,000 (to be reviewed annually by the board of directors) as well as bonus compensation to be determined by the board of directors. The agreements have an initial term that expires on May 28, 2001.

9. RETIREMENT SAVINGS PLAN:

     In 1999, the Company established a defined contribution 401(k) retirement savings plan, which covers substantially all employees. Employees become eligible to participate in the plan 30 days from their first day of employment. Employees may elect to contribute up to 15% of their annual compensation up to the maximum allowable under the Internal Revenue Code. The Company, at its discretion, may match employee contributions. The Company did not make any discretionary contributions in 1999.

INSIDE BACK COVER

Architectural diagram that illustrates how the Paytrust Operations Center connects billers to consumers.

     The Diagram is titled "Paytrust Bill Management Services." It contains three columns. The heading for the column on the left is "Billers." Beneath the Billers heading are six blocks labeled "Paper Bill," "Electronic Bill," "Bank Activity," "Customer Care," "Paper Check" and "Electronic Payment." The heading for the center column is "Paytrust Operations Center." Beneath that heading are four blocks. The first block represents Paytrust Bill Acquisition and contains the words "Scan" and "Convert." The second block represents Paytrust Information Aggregation and contains the words "Aggregate" and "Link". The third block represents Paytrust Payment Generation and contains the words "Print" and "Transmit." The fourth block represents the Paytrust Bill Center. The heading for the third column is "Consumers." Beneath that column is an oval representing the "Paytrust Subscriber."

                            [WORLD GLOBE WATERMARK]

                                           Shares

                                [PAYTRUST LOGO]

                                 PAYTRU$T, INC.

                                  Common Stock

                          ---------------------------

                                   PROSPECTUS

                                            , 2000
                          ---------------------------

                      Joint Lead Managers and Bookrunners

LEHMAN BROTHERS                                       THOMAS WEISEL PARTNERS LLC
                          ---------------------------

                                 WIT SOUNDVIEW

                            FIDELITY CAPITAL MARKETS
             a division of National Financial Services Corporation

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $15,180
NASD fee....................................................     6,250
Nasdaq National Market listing fee..........................
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Transfer agent and registrar fees...........................     *
Blue Sky fee................................................     5,000
Miscellaneous...............................................     *
                                                               -------
Total.......................................................   $
                                                               =======

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VII of the registrant's Amended and Restated Bylaws, to be in effect upon consummation of the offering of the securities to which this registration statement relates, provides that the registrant will indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was (or to the extent permitted under Delaware law, has agreed to be) a director, officer, employee or agent of the registrant, or is or was serving (or, to the extent permitted under Delaware law, has agreed to serve) at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VII further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant maintains directors' and officers' liability insurance.

     Under Section 8 of the Underwriting Agreement, the Underwriters will be obligated, under certain circumstances, to indemnify directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, the registrant has sold the following securities:

          1. In October 1998, we sold 4,500,000 shares of common stock (as adjusted for the subsequent merger of LM Holdings, Inc. with the company) to each of Flint A. Lane and Edward G. McLaughlin for an aggregate consideration of $200,000.

          2. In February 1999, the registrant issued 1,000,000 shares of Series A preferred stock and a warrant to purchase 1,000,000 shares of common stock to one investor for $500,000.

          3. In February 1999, the registrant issued 200,000 shares of common stock to seven individuals for an aggregate consideration of $100,000.

          4. In May 1999, the registrant issued 7,926,829 shares of Series B preferred stock to five investors for an aggregate consideration of $6,500,000.

          5. In June 1999, the registrant issued 200,000 shares of common stock to an employee for a note in the amount of approximately $164,000.

          6. In October 1999, the registrant issued 40,000 shares of common stock to an employee for a note in the amount of approximately $32,800.

          7. In November 1999, the registrant issued a $2,500,000 convertible promissory note to an investor for $2,500,000.

          8. In November 1999, the registrant issued 13,274,338 shares of Series C preferred stock to 16 investors for an aggregate consideration of $30,000,002, including conversion of the $2,500,000 convertible promissory note referred to in item 7.

          9. In February 2000, the registrant issued a warrant to purchase 150,000 shares of common stock to a business development partner in connection with the execution of a business development agreement.

          10. In February 2000, the registrant issued warrants to purchase 350,000 shares of common stock to a business development partner in connection with the execution of a business development agreement.

          11. In March 2000, the registrant agreed to issue 2,500,000 shares of Series D preferred stock to one investor for $10,000,000 subject to approval of the transaction by the Office of the Comptroller of the Currency or other applicable regulatory authority.

          12. Since inception, the registrant has granted options to purchase an aggregate of 2,059,657 shares of common stock to a number of its employees, directors and consultants. No consideration was received by the registrant upon grant of any such options.

     The issuances of the above securities, other than as described in item 12, were made in reliance on the exemption from registration provided under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates, warrants and options issued in such transactions. In addition, certain issuances to employees described in Items 5, 6 and 12 were made in reliance on the exemption from registration under the Securities Act provided under Section 3(b) of the Securities Act and Rule 701 thereunder. There were no underwriters employed in connection with any of the transactions set forth above in this Item 15. See "Related Party Transactions" in the prospectus for further information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The exhibits filed as part of this registration statement are set forth below.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 1.1*         Form of Underwriting Agreement.
 3.1(a)       Registrant's Amended and Restated Certificate of
              Incorporation (to be replaced by Exhibit 3.1(c) upon the
              closing of this offering).
 3.1(b)       Registrant's Certificate of Amendment of Amended and
              Restated Certificate of Incorporation.
 3.1(c)       Form of Registrant's Amended and Restated Certificate of
              Incorporation (to be effective upon the closing of this
              offering).
 3.2(a)       Registrant's Bylaws (to be replaced by Exhibit 3.2(b) upon the closing of this offering).
 3.2(b)*      Form of registrant's Amended and Restated Bylaws (to be
              effective upon the closing of this offering).
 4.1          Second Amended and Restated Registration Rights Agreement
              dated November 23, 1999.
 5.1*         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.
10.1*+        Service Provision and Hosting Agreement between American
              Express Travel Related Services Company, Inc. and the
              registrant dated November 24, 1999.
10.2(a)       Lease between the registrant and Commerce Center at
              Princeton LLC dated June 2, 1999.
10.2(b)       First Amendment to Lease between the registrant and Commerce
              Center at Princeton LLC dated August 27, 1999.
10.3          Lease between the registrant and J&B Realty Associates,
              L.L.C. dated January 21, 2000.
10.4*         Registrant's 1999 Equity Compensation Plan, as amended and restated.
10.5*         Registrant's 2000 Employee Stock Purchase Plan.
10.6(a)       Employment Agreement between the registrant and Edward G.
              McLaughlin dated February 4, 1999.
10.6(b)       Amendment to Employment Agreement between the registrant and
              Edward G. McLaughlin dated May 28, 1999.
10.7(a)       Employment Agreement between the registrant and Flint A.
              Lane dated February 4, 1999.
10.7(b)       Amendment to Employment Agreement between the registrant and
              Flint A. Lane dated May 28, 1999.
10.8          Employment Agreement between the registrant and John A.
              Yapaola dated May 8, 1999.
23.1          Consent of Arthur Andersen LLP.
23.2*         Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.1).
24.1          Power of Attorney (included on signature page of this
              registration statement).
27.1          Financial Data Schedule for the year ended December 31,
              1999.

---------------
* To be filed by amendment.

+ Confidential treatment requested as to certain portions of this Exhibit.
  Omitted portions have been filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedules. Financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X, or because the information that would otherwise be included in such schedules is contained in the registrant's financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or
     (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on February 28, 2000.

                                          PAYTRU$T, INC.

                                          By: /s/ FLINT A. LANE
                                            ------------------------------------
                                                       Flint A. Lane
                                                         President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Edward G. McLaughlin, Flint A. Lane and Kenneth W. Zeng, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933 in connection with or related to the offering contemplated by this registration statement and its amendments and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Dated: February 28, 2000                                  /s/ EDWARD G. MCLAUGHLIN
                                            -----------------------------------------------------
                                                            Edward G. McLaughlin
                                                        (Principal Executive Officer)

Dated: February 28, 2000                                      /s/ FLINT A. LANE
                                            -----------------------------------------------------
                                                                Flint A. Lane
                                                                  Director

Dated: February 28, 2000                                     /s/ KENNETH W. ZENG
                                            -----------------------------------------------------
                                                               Kenneth W. Zeng
                                                (Principal Financial and Accounting Officer)

Dated: February 28, 2000                                    /s/ JOHN L. CONNOLLY
                                            -----------------------------------------------------
                                                              John L. Connolly
                                                                  Director

Dated: February 28, 2000                                   /s/ R. BRADFORD BURNHAM
                                            -----------------------------------------------------
                                                             R. Bradford Burnham
                                                                  Director

Dated: February 28, 2000                                   /s/ BRION B. APPLEGATE
                                            -----------------------------------------------------
                                                             Brion B. Applegate
                                                                  Director

Dated: February 28, 2000                                    /s/ GARY E. RIESCHEL
                                            -----------------------------------------------------
                                                              Gary E. Rieschel
                                                                  Director

Dated: February 28, 2000                                   /s/ PIERRIC D. BECKERT
                                            -----------------------------------------------------
                                                             Pierric D. Beckert
                                                                  Director